SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BBCN Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BBCN BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 31, 2012

TO OUR STOCKHOLDERS:

We are pleased to announce that BBCN Bancorp, Inc., a Delaware corporation, will hold its annual meeting of stockholders on Thursday, May 31, 2012, at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 at 10:30 a.m., California time. At this meeting, we will ask you to vote on the following matters:

1. Election of directors. You will have the opportunity to elect thirteen persons to serve as members of our board of directors until our next annual meeting and until their successors are elected and qualified. The following thirteen persons are our nominees for election:

Steven D. Broidy

Louis M. Cosso

Jin Chul Jhung

Alvin D. Kang

Chang Hwi Kim

Kevin S. Kim

Peter Y. S. Kim

Sang Hoon Kim

Chung Hyun Lee

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Scott Yoon-suk Whang

2. Ratification of the Selection of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of KPMG, LLP as our independent registered public accounting firm for the year ending December 31, 2012.

3. Nonbinding advisory stockholder vote to approve the Company’s executive compensation. You will have the opportunity to cast a non-binding advisory vote for or against the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the attached Proxy Statement.

4. Other Business. If other business is properly raised at the meeting you will be asked to vote on these matters, too.

If you were a stockholder as of the close of business on April 2, 2012, you are entitled to vote at this meeting. We cordially invite all stockholders to attend the meeting in person.

Whether or not you expect to attend the annual meeting, please vote your proxy by internet, telephone, or mail your proxy in the envelope provided. You may revoke this proxy at any time prior to the annual meeting and, if you attend the annual meeting, you may vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Alvin D. Kang, President & Chief Executive Officer

Dated: April 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 31, 2012

The most recently filed Proxy Statement, Form 10-K, and Annual Report are available online at http://investor.bbcnbank.com/phoenix.zhtml?c=66991&p=proxy

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BBCN BANCORP, INC.

3731 Wilshire Boulevard

Suite 1000

Los Angeles, CA 90010

PROXY STATEMENT

For the

Annual Meeting of Stockholders

To be Held on May 31, 2012

GENERAL INFORMATION

BBCN Bancorp, Inc. (the “Company”) is a registered bank holding company and BBCN Bank (the “Bank”) is our wholly owned subsidiary. This proxy statement contains information about the Company’s annual meeting of stockholders to be held on Thursday, May 31, 2012 at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California at 10:30 a.m., California time, and any postponements or adjournments thereof. The date of this proxy statement is April 23, 2012 and it will be mailed to stockholders on or about that date.

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your vote for use at the 2012 annual meeting of stockholders.

This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by internet or telephone.

The record date for those entitled to vote is April 2, 2012. On that date, 77,996,391 shares of our common stock were outstanding. The common stock is our only class of voting stock outstanding. The Company also has 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), and 55,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) outstanding issued through the United States Treasury’s Troubled Asset Relief Program (“TARP”). The Series A and Series B Preferred Stock are not entitled to vote at the annual meeting. We are also sending our annual report for the fiscal year ended December 31, 2011 along with electronic copies of this proxy statement and the Company’s Form 10K for the fiscal year ended December 31, 2011. The Company’s Form 10K and Proxy are also available for review on line or a copy can be obtained by emailing legal@bbcnbank.com.

What Vote is Required for Each Proposal?

•

Election of Directors. The thirteen nominees for director who receive the most votes will be elected. Accordingly, if you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your abstention will have no effect on the election of directors and all thirteen nominees will be elected.

•

Ratification of Selection of Independent Registered Public Accounting Firm. Stockholder ratification of the board of directors’ selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm is not required. We are submitting the selection of KPMG to you for ratification to obtain our stockholders’ views. To be approved, the ratification must receive a “FOR” vote from the majority of shares present and entitled to vote on the proposal. If you vote “abstain” such abstention will have the effect of a vote “AGAINST the proposal.” If the stockholders do not ratify the selection by a majority vote of the present and voting shares, our Audit Committee will reconsider whether to retain KPMG. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in the best interest of the Company and our stockholders.

•

Advisory Vote to Approve the Company’s Executive Compensation. This proposal gives you as a stockholder the opportunity to vote for or against the compensation of the executive officers identified in our Summary Compensation Table in this Proxy Statement, including the Compensation Discussion and Analysis, the Executive compensation tables and the related disclosure contained herein. Because your vote is advisory, it will not be binding upon the board and may not be construed as overruling any decision by the board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements. If you abstain, such vote will have the effect of a vote “AGAINST” this proposal.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

How Do I Vote by Proxy?

Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also vote by internet or telephone as described on the enclosed proxy card. Returning the proxy card will not affect your right to attend the meeting and vote in person, but will assure that your vote is counted if you become unable to attend the meeting.

If you properly fill in your proxy card and send it to us in time to vote or you timely vote by internet or telephone, your “proxies” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the board of directors as follows:

•	“FOR” the election of each of the thirteen nominees for director;

•	“FOR” the appointment of KPMG as our independent registered public accounting firm;

•	“FOR” approval of the Company’s executive compensation as outlined in the 2012 Proxy; and

•	in the discretion of the proxies as to any other matter that may properly come before the meeting.

If you hold your shares of our common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote your shares of common stock, your broker or nominee may, in its discretion, vote your shares, “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2012. Brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors or on the advisory vote to approve the Company’s executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if:

•	you file either a written revocation of your proxy or a duly executed proxy bearing a later date than your previous proxy with our Legal Department prior to the meeting, or

•	you attend the meeting and vote in person. However, your presence at the meeting will not revoke your proxy unless and until you vote in person.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring a properly executed legal proxy from the nominee authorizing you to vote the shares and indicating that you are the beneficial owner of the shares on April 2, 2012, the record date for voting.

What Constitutes a Quorum?

To establish a quorum at the annual meeting, a majority of the shares of our common stock outstanding on the record date must be present, either in person or by proxy. We will count abstentions for purposes of establishing the presence of a quorum at the meeting.

What Are the Recommendations of the Board of Directors?

Our current board of directors unanimously recommends:

•	the election of each of the named nominees for director;

•	the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2012; and

•	in favor of the advisory vote on executive compensation as outlined in the 2012 Proxy.

The board of directors recommends that you vote “FOR” each of the thirteen nominees for director, “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2012, and “FOR” the advisory vote on executive compensation as outlined in the 2012 Proxy.

How Do I Vote by Telephone or the Internet

BBCN stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in BBCN’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

BBCN stockholders of record in your name, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/bbcn and following the instructions provided on that website, or

•	by telephone by calling the toll-free number 1-866-540-5760 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Who Will Pay the Costs of Solicitation of Proxies?

The Company will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies. We have hired Mellon Investment Services LLC to seek proxies of custodians such as brokers who hold shares which belong to other people. This service will cost us approximately $5,000.

Will Any Other Matters Be Considered at the Annual Meeting?

We are not aware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with the direction of the board of directors, or, if no such direction is given, in accordance with the judgment of the persons holding such proxies on any such matter, including any proposal to adjourn or postpone the meeting.

How Do I Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Legal Department must receive the written proposal no later than December 24, 2012. Such proposals will also need to comply with Securities and Exchange Commission (the “SEC”) Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will be a date that is a reasonable time before we begin preparing our proxy materials. In addition, our bylaws provide that for any business to be brought properly before an annual meeting, a stockholder must provide timely notice of such proposal to us no less than 100 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting unless the annual meeting is moved more than 30 days before or after such anniversary date, in which case the notice must received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting is first given or made by us. Such notice must also comply with the provisions of our bylaws. Information regarding proposals for nominees is provided below.

The persons named as proxies for the 2013 annual meeting of stockholders will have discretionary authority to vote on any stockholder proposal which is not included in our proxy materials for the meeting, unless we receive notice of the proposal by March 9, 2013. If we receive proper notice by that date, the proxies will not have discretionary voting authority except as provided in the SEC regulations regarding stockholder proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of BBCN’s common stock as of April 2, 2012, by each stockholder who owns, based on information made available to BBCN, more than 5% of BBCN’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Wellington Management Company LLP 280 Congress St. Boston, MA 02210	6,622,347	(2)	8.49%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,703,705	(3)	7.31%

Fidelity Management & Research Company 82 Devonshire Street, Boston, MA 02109	5,587,790	(4)	7.16%

Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,923,077	(5)	5.03%

(1)	We have relied on the last public filings on Schedules 13D, 13F or 13G of each of the following stockholders, in determining how many shares each stockholder owns.
(2)	Wellington Management Company LLP has shared power to vote 6,570,382 and dispose of 6,622,347 shares.
(3)	BlackRock Inc. has sole power to vote and dispose of 5,703,705 shares.
(4)	Fidelity Management & Research Company has sole power to vote 554,454 shares and dispose of 5,587,790 shares.
(5)	Vanguard Group, Inc. has sole voting power of 123,422 shares and sole dispositive power over 3,799,655 shares.

How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?

The following table shows the beneficial ownership of our common stock as of April 2, 2012 for (i) each of twelve non-executive directors, (ii) our Named Executive Officers, and (iii) all directors and Executive Officers as a group.

Beneficial Ownership by Directors and Executive Officers
Name of beneficial owner	Amount and nature of beneficial ownership(1)(2)		Percent of class(3)
Directors
Steven D. Broidy	5,000	(4)	*
Louis M. Cosso	2,500		*
Jhung Jin Chul	278,228	(5)	*
Chang Hwi Kim	545,969	(6)	*
Kevin S. Kim	444,017	(7)	*
Peter Y.S. Kim	892,888	(8)	1.14%
Sang Hoon Kim	855,127	(9)	1.10%
Chung Hyun Lee	236,535	(10)	*
Jesun Paik	60,033		*
John H. Park	349,644	(11)	*
Ki Suh Park	115,855	(12)	*
Scott Yoon-suk Whang	34,602	(13)	*
Named Executive Officers
Alvin D. Kang	103,677	(14)	*
Philip E. Guldeman	4,206		*
Bonita I. Lee	32,734		*
Mark Lee	7,752	(15)	*
Kyu S. Kim	0		*
All Directors and Executive Officers as a Group (23 Individuals)	4,120,542	(16)	5.28%

*	Indicates holdings of less than 1%.
(1)	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.
(2)	Includes stock options or performance units which are vested or will vest within 60 days of April 2, 2012, pursuant to the 2000 Plan, 2006 Plan and 2007 Plan.
(3)	This percentage is based on the total number of shares of the Company’s common stock outstanding on April 2, 2012, 77,996,391.
(4)	Shares held by Broidy Revocable Trust.
(5)	Includes 65,619 shares held by Royal Imex, Inc., of which Mr. Jhung is President, Chairman and sole stockholder, as to which shares Mr. Jhung has sole voting and investment power. Includes 23,415 stock options vested under the 2006 Plan.
(6)	Includes 23,415 stock options vested under the 2006 Plan.
(7)	Includes 19,512 stock options vested under the 2006 Plan.
(8)	Includes 23,415 stock options vested under the 2006 Plan.
(9)	Includes 211,842 shares held by a trust of which Sang Hoon Kim is a trustee, and 5,317 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares. Also includes 214,266 shares held by Mr. Kim’s wife as separate property, all of which are pledged, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 400,287 shares directly. Includes 23,415 stock options vested under the 2006 Plan.

(10)	Includes 23,415 stock options vested under the 2006 Plan.
(11)	Includes 2,000 shares owned by BB Imex Corp. 243,800 of the total number of shares beneficially owned by John H. Park are pledged.
(12)	Includes 111,855 shares owned by family trust.
(13)	Includes 13,333 shares owned by revocable trust.
(14)	Includes 80,000 stock options vested under the 2000 Plan.
(15)	This number includes the right to receive 4,000 shares of BBCN Bancorp, Inc. Common Stock upon the Company’s repayment of TARP, for performance units which have vested or will vest within 60 days of April 2, 2012, but may not be paid out in stock.
(16)	This number includes the holdings of the Directors, NEOs, and other executive officers (Lisa K. Pai: 43,864, Douglas Goddard: 0, Myung-Hee Hyun: 3,401 vested performance units which cannot be paid out or sold until TARP is repaid, Sook Kyong Goo: 22,938, Jason K. Kim: 81,572, of which 5,740 cannot be sold until TARP is repaid, and Brian Van Dyk: 0).

Who are the Named Executive Officers?

The Named Executive Officers are (i) our Chief Executive Officer during 2011 (ii) our Chief Financial Officer during 2011; and (iii) each of the other three most highly compensated executive officers employed by us as of December 31, 2011 whose total compensation for their services rendered in all capacities to us exceeded $100,000. These persons are collectively referred to in this document as the Named Executive Officers (the “NEOs”).

What is the Background of Our Current Executive Officers?

Alvin D. Kang, 67. See biography under BBCN’s board of directors on page 35.

Philip E. Guldeman, 67. Mr. Guldeman was appointed Executive Vice President and Chief Financial Officer, and a member of the Office of the President, of Nara Bancorp in December 2010, and remained the Executive Vice President and Chief Financial Officer and member of the Office of the President of BBCN Bancorp, Inc starting December 1, 2011, after the close of the merger with Center Financial Corporation. Mr. Guldeman has more than 35 years of financial management experience in the banking industry. Mr. Guldeman was associated with KPMG from 1976 to 1988 where he served as Partner in charge of the firm’s Western Regional Financial Institution Management Consulting practice. He served as Executive Vice President and Chief Financial Officer of Mercantile National Bank, in Los Angeles, California, from 1989-1992. Since 1992, Mr. Guldeman has been a consultant providing management information and other consulting services to banks, thrift institutions, credit unions and banking industry service providers, including serving as Executive Vice President and Chief Financial Officer at various banks.

Bonita I. Lee, 49. Ms. Lee has served as the Executive Vice President and Chief Operating Officer of Nara Bancorp since March 2009, and remained the Executive Vice President and Chief Operating Officer of BBCN Bancorp, Inc starting December 1, 2011, after the close the merger with Center Financial Corporation. Ms. Lee returned to Nara Bancorp in March 2009 after a brief tenure as Regional President of the Western Region of Shinhan Bank America. Prior to her departure, Ms. Lee worked at Nara Bancorp for 15 years, including several years as Executive Vice President and Chief Credit Officer. She also served as a member of the Office of the President from March 2006 through September 2008 and she currently serves as a member since she returned to Nara Bancorp in March 2009, and of BBCN Bancorp, starting in December 2011. During her tenure at Nara Bancorp, Ms. Lee managed integration projects for numerous acquisition transactions. Prior to joining Nara Bancorp, Ms. Lee held various lending positions with California Center Bank in Los Angeles from 1989 to 1993.

Douglas J. Goddard, 59. Mr. Goddard has served as Interim Chief Financial Officer of Center Financial Corporation since June 2010, and became Executive Vice President, Deputy Chief Financial Officer and member of the Office of the President of BBCN Bancorp, Inc. starting December 1, 2011, after the close of the merger with Company. He brings more than 25 years of experience in financial reporting for the commercial banking sector. From 1997 through 2009, Goddard served as Executive Vice President and Chief Financial Officer of the former First Federal Bank of California, a multi-billion dollar bank that was based in Los Angeles. He also was involved in several other bank acquisitions in his prior positions at California United Bank in Encino and Community Bank in Pasadena. Mr. Goddard began his professional career as an auditor in 1974 at KPMG LLP. A certified public accountant, Mr. Goddard earned his bachelor’s degree in economics and accounting from Claremont McKenna College, where he graduated cum laude with departmental honors.

Sook Kyong Goo, 58. Ms. Goo was promoted to Executive Vice President and Chief Operations Officer, after joining Center Bank in August 2007 as Senior Vice President and Chief Operations Officer, and became Executive Vice President and Chief Operations Administrator and member of the Office of the President of BBCN Bank starting December 1, 2011, after the close of the merger with Center Bank. She has 25 years experience in banking operations. Ms. Goo previously served as Senior Vice President and Chief Operations Officer of Hanmi Bank, where she oversaw all operations functions of the company. She was also instrumental in the merger process during Hanmi’s acquisition of Pacific Union Bank in 2004, where she was previously employed since 1990. Ms. Goo began her career in banking in 1987 as a teller with Glendale Federal Savings. She earned her B.A. in communications from Ewha Women’s University in Seoul, Korea.

Myung-Hee Hyun, 59. Ms. Hyun has served as the Executive Vice President and Chief Operations Administrator of the Bank and member of the Office of the President since May 3, 2010, and became the Executive Vice President and Chief Deposit Officer of member of the Office of the President of BBCN Bank starting December 1, 2011. Prior to rejoining the Bank, she served as Senior Vice President and Chief Operations Administrator of Shinhan Bank America from December 2008 to April 2010. She served as the Senior Vice President and Chief Operations Administrator of the Bank from May 1998 to November 2008 and Operations Administrator from September 1995 to May 1998. Ms. Hyun has extensive experiences in system conversions and integration process of merger and acquisitions at the various banks where she has worked and has been working for. Prior to joining the Bank, Ms. Hyun held various operations and personal banking positions at Hanmi Bank from 1982 to 1995.

Jason K. Kim, 45. Mr. Kim served as Chief Credit Officer of Center Bank since April 2007 and was promoted to Executive Vice President in December 2010, and became the Executive Vice President and Chief Lending Officer and member of the Office of the President of BBCN Bank starting December 1, 2011 after the merger with Nara Bank. Mr. Kim served as Senior Vice President and Manager of Center Bank’s SBA Department from 1991 – 2007. Under his tenure, Center Bank’s SBA Department maintained the highest asset quality among more than 800 lenders across the nation, contributing to the company’s receipt of the “Lender of the Year Award” by the U.S. Small Business Administration in 2006. He graduated from the University of California, Los Angeles with a B.A. in Economics.

Kyu S. Kim, 51. Ms. Kim has served as the Executive Vice President and Eastern Regional Manager for Nara Bancorp since April 2008, and became the Executive Vice President, Chief Commercial Banking Officer and member of the Office of the President of BBCN Bank starting December 1, 2011, after the close the merger with Center Bank. In January 2010, Ms. Kim was made part of the Office of the President under the direction of the President and Chief Executive Officer, Alvin Kang. She also served as the Senior Vice President and Eastern Regional Manager from October 2005 until March 2008. Prior to her promotion to Eastern Regional Manager, she served as the Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at Foster Bank in Chicago from March 1990 to September 1997.

Mark Lee, 49. Mr. Lee has served as Executive Vice President and Chief Credit Officer of Nara Bancorp since May 2009 and remained the Executive Vice President and Chief Credit Officer and member of the Office of the President of BBCN Bancorp, Inc starting December 1, 2011, after the close the merger with Center Financial Corporation. In January 2010, Mr. Lee was made part of the Office of the President under the direction of the President and Chief Executive Officer, Alvin Kang. Mr. Lee served as Senior Vice President and Deputy Chief Credit Officer at East West Bank from May 2007 to April 2009, and prior to that he was the Manager of the Commercial Business Credit department. Prior to his work at East West Bank, Mr. Lee served in various lending and credit capacities starting in 1990, at California Bank and Trust, Center Bank and Sanwa Bank California.

Lisa Kim Pai, 52. Ms. Pai joined Center Financial Corporation in February 2007 as Executive Vice President, General Counsel and Corporate Secretary. In April 2007, Ms. Pai was also assigned concurrent duties in the newly created position of Chief Risk Officer, and has served as Executive Vice President and Chief Legal and Human Resources Officer and member of the Office of the President of BBCN Bancorp, Inc. since December 1, 2011, after the merger with Nara Bancorp, Inc. From 1994 to 2004, Ms. Pai was Senior Vice President, General Counsel and Corporate Secretary at Pacific Union Bank, where she oversaw the company’s initial public offering and managed the due diligence process for the acquisition by Hanmi Financial Corp. After the acquisition, Ms. Pai joined the Hanmi management team in the same capacity and successfully directed the post-merger integration of the legal staff and functions. From June 2005 to October 2006, she represented Nara Bancorp as acting General Counsel and Corporate Secretary. Ms. Pai is a member of the California State Bar and serves on the advisory boards of the Asian Pacific Alumni Association of University of California, Los Angeles and the Korean American Bar Association, where she previously was President. From 2001 to 2003, she served on the Board of Trustees of the Los Angeles County Bar Association. Ms. Pai earned her J.D. from University of California, UCLA School of Law and her B.A. from the University of Chicago.

Brian E. Van Dyk, 49. Mr. Van Dyk was appointed Executive Vice President and Chief Information Officer, and a member of the Office of the President of BBCN Bancorp, Inc starting December 1, 2011. Prior to joining the Company, Mr. Van Dyk worked as an Integration, IT conversion and vendor management consultant for RLR Management Consulting, Inc. from February 2006 – November 2011, and as President of the Premier Division of Aurum Technology Inc (and Fidelity Information Systems) from December 1999 to October 2005. Prior to his work at Aurum Technology, Mr. Van Dyk served in various software development and management positions with EDS from 1984 to 1999.

What are the Responsibilities of our Board of Directors and Certain Board Committees?

The Company’s board of directors has a standing Audit Committee, Nomination and Governance Committee and Human Resources and Compensation Committee.

During 2011, there were six (6) joint meetings of the Company and Bank boards, nine (9) Bank board meetings and four (4) Company board meetings. All of the current directors of the Company attended at least 75% of the aggregate total number of meetings of the board and the committee on which they served during 2011.

The Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The current members of the Audit Committee are directors Jesun Paik (Chair), Steven D. Broidy, Louis M. Cosso, Kevin S. Kim, Peter Y.S. Kim and Chung Hyun Lee. The Audit Committee held 12 meetings in 2011. The Audit Committee operates under a charter adopted by the board of directors. The charter sets the responsibilities and authorities of the Audit Committee and is available on our website at www.BBCNbank.com.

Each of the members of the Audit Committee is “independent” as defined by the listing standards of the Nasdaq Stock Market and rules of the Securities and Exchange Commission. The board of directors has determined that Jesun Paik, Kevin S. Kim, Steven D. Broidy and Louis M. Cosso each satisfy the requirements established by the Securities and Exchange Commission for qualification as an audit committee financial expert.

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.

Pursuant to its charter, the Audit Committee has the following responsibilities:

•	Review the quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

In performing its functions, the Audit Committee in 2011 met and held discussions with management and with Crowe Horwath LLP, the independent auditors for the Company and its wholly-owned subsidiary, BBCN Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the financial statements with management and the independent auditors,

•	Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, professional standards, Vo. 1, AU Section 380 as adopted by the Public Accounting Oversight Board), and

•	Received a statement of the auditors’ independence required by the Public Company Accounting Oversight Board. The Audit Committee discussed any relationships that may impact the objectivity and independence of Crowe Horwath LLP, and satisfied itself as to their independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

JESUN PAIK (Chair)

STEVEN D. BROIDY

LOUIS M. COSSO

KEVIN S. KIM

PETER Y.S. KIM

CHUNG HYUN LEE

Nomination and Governance Committee Report

The members of the Nomination and Governance Committee are directors Peter Y.S. Kim (Chair), Ki Suh Park, Steven D. Broidy, Kevin S. Kim, Chang Hwi Kim, and Scott Yoon-suk Whang. All the members of the Nomination and Governance Committee are “independent” as defined by our policy and the listing standards for the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Nomination and Governance Committee held five meetings in 2011. The Nomination and Governance Committee is appointed by the board of directors to assist the board of directors in identifying qualified individuals to become board members, consistent with criteria approved by the board of directors, to determine the composition of the board of directors and to recommend to the board of directors the director nominees for the annual meeting of stockholders. The Nomination and Governance Committee has a charter, a copy of which can be found on our website at www.BBCNbank.com.

It is the policy of the Nomination and Governance Committee to consider director candidates recommended by stockholders. The Nominating and Governance Committee will utilize the same standards for evaluating director candidates recommended by stockholders as it does for candidates proposed by the board. The Nomination and Governance Committee considers many factors in nominating directors to serve on the board of directors, including but not limited to the following:

i)	diversity of professional disciplines and backgrounds;

ii)	broad experience in business, finance or administration; familiarity with national and international business matters;

iii)	familiarity and experience with the commercial banking industry;

iv)	prominence and reputation, and ability to enhance the reputation of the Bank;

v)	time available to devote to the work of the board and one or more of its committees;

vi)	specific qualifications which complement and enhance the overall core competencies of the board and/or specific committee assignments;

vii)	activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the board;

viii)	interest of the stockholders as a whole,

ix)	independence determination, and

x)	the extent to which a nominee may add diversity to the board.

Nominations of persons for election to the board of directors of the Company may be made at the annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of electing directors, by or at the direction of the board of directors, by any Committee or person authorized by the board of directors, or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in our Bylaws.

Nominations, other than those made by or at the direction of the board of directors or by a nominating committee or person appointed by the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 100 days, nor more than 120 days, prior to the anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company.

A stockholder’s nomination notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting, and the defective nomination shall be disregarded.

A formal process for stockholder communications with the board of directors is posted on the Company’s website at www.BBCNbank.com. Every effort is made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

The Company has adopted the Code of Ethics and Business Conduct that applies to all officers and employees, as well as the Director Code of Ethics and Business Conduct which applies to directors, which are both available on our website at www.BBCNbank.com. If the Company makes any substantive amendments to the employee or director versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of the Ethics and Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

Respectfully submitted by the Nomination and Governance Committee:

PETER Y.S. KIM (Chair)

KI SUH PARK

STEVEN D. BROIDY

KEVIN S. KIM

CHANG HWI KIM

SCOTT YOON-SUK WHANG

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (“Compensation Committee”) is comprised of six directors, Chang Hwi Kim (Chair), Steven D. Broidy, Louis M. Cosso, Kevin S. Kim, Sang Hoon Kim and John Park, all of whom satisfy the Nasdaq Stock Market listing requirements and relevant Internal Revenue Service and Securities and Exchange Commission regulations on director independence. The Compensation Committee meets at least four times a year and also holds special meetings and telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2011, the Compensation Committee met a total of eight times. The Chair of the Compensation Committee regularly reports to the board of directors on the Compensation Committee’s actions and recommendations. The Compensation Committee has authority to retain outside counsel, compensation consultants and other advisors to assist as needed. A copy of the Compensation Committee’s charter can be found on our website at http://www.BBCNbank.com.

BOARD DIVERSITY

The board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nomination and Governance Committee Charter, however, requires the board’s Nomination and Governance Committee to review the qualifications of candidates to the board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including prominence and reputation, and ability to enhance the reputation of the Company; diversity among the existing board members, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the board.

As currently comprised, the board is a group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s niche markets, as well as a wealth of banking experience. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current board representation provides backgrounds in accounting, architecture, banking, internet marketing, retail and wholesale, printing, transportation/trucking, importing, and home entertainment. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, international operations, retail and small business operations. The Nomination and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities, as discussed above that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

BOARD LEADERSHIP STRUCTURE

Our board of directors is committed to having a sound governance structure that promotes the best interest of all BBCN Bancorp stockholders. Our leadership structure includes the following principles:

•	We believe that yearly elections hold the directors of the board accountable to our stockholders, as each director is subject to re-nomination and re-election each year.

•	All of the directors are independent, except for Alvin D. Kang, President and Chief Executive Officer. The board has affirmatively determined that the other twelve directors are independent under the Securities and Exchange Commission and the Nasdaq Stock Market corporate governance rules, as applicable.

•	We have separated the positions of the Chairman of the Board and Chief Executive Officer, to ensure the independence of the Chairman. Our Chairman focuses on board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents BBCN Bank at public functions and actively engages with employees. Our Chief Executive Officer focuses on the development and execution of Company strategies.

•	An executive committee of the board, made up of the Chairman of the Company, the Chairman of BBCN Bank, the Vice Chairman of the Company and the Vice Chairman of BBCN Bank, meet as necessary to discuss and consider important matters affecting the Company between regular board meetings. This allows the board and Company added flexibility in dealing with pressing matters which need immediate and decisive attention.

We believe our board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

BOARD’S ROLE IN RISK OVERSIGHT

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organization objectives in the areas of strategy, operations, reporting, and compliance. The board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks our Company faces and the steps management is taking to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

The full board of directors participates in the Company’s annual enterprise risk management assessment, which is led by the Company’s Chief Risk Officer, John Hampton. In this process, risk is assessed throughout the Company by focusing on nine areas of risk, including risks relating to: credit, liquidity, interest rate, market, foreign exchange, operational, compliance/legal, strategic and reputation. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made. The board provides ongoing oversight of enterprise-wide risks through a periodic enterprise risk assessment update.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Board Risk and Compliance Committee assists the board of directors in fulfilling its oversight responsibility with respect to regulatory, compliance, and operational risk issues that affect the Company and works closely with the Company’s legal and risk departments. The Audit Committee helps the board monitor financial risk and internal controls from a risk-based perspective and oversees the annual audit plan. Reports from the Company’s internal audit department are reviewed. The Director’s Loan Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the Bank’s lending activities. The Business Development/Strategic Planning committee of the board oversees risks associated with the planned short- and long-term direction of the Company and ensures ongoing board involvement and oversight of the Company’s three-year strategic plan.

The Asset Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities. In overseeing compensation, the Human Resource and Compensation Committee strive to advocate incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with the requirements of TARP and ARRA. Finally, the Company’s Nomination and Governance Committee approves the code of conduct and business ethics policies relating to employees and directors, respectively. In addition, it conducts an annual assessment of corporate governance policies and any potential risk associated with governance and related party matters.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. The Company’s compensation and benefits programs are designed to pay directors fairly for work required for a company of the size and scope of the Company, align the directors’ interests with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand.

The following table summarizes the compensation of our non-employee directors during 2011.

BBCN Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)(6)	Total ($)
Steven D. Broidy	61,000	0	0	0	13,000	74,000
Louis M. Cosso	67,000	0	0	0	13,000	80,000
Jin Chul Jhung	4,500	0	0	0	2,526	7,026
Chang Hwi Kim	4,500	0	0	0	4,525	9,025
Kevin S. Kim	5,100	0	0	0	5,232	10,332
Peter Y.S. Kim	4,500	0	0	0	3,231	7,731
Sang Hoon Kim	4,500	0	0	0	2,179	6,679
Chung Hyun Lee	4,500	0	0	0	1,728	6,228
Jesun Paik	67,000	0	0	0	13,000	80,000
John H. Park(7)	43,000	0	0	81	41,565	84,646
Ki Suh Park (Chairman)	70,996	0	0	0	13,000	83,996
Scott Yoon-suk Whang	67,000	0	0	0	67,000	134,000

(1)	Amounts shown include payment of annual board membership retainer fees for the Company and Bank board meetings, committee membership fees, and chairmanship annual retainers.
(2)	The amount shown for Jin Chul Jhung, Kevin S. Kim, Peter Y.S. Kim, Chang Hwi Kim, Sang Hoon Kim, and Chung Hyun Lee are for the fees paid, since December 1, 2011, their first day as a Company director.
(3)	As of December 31, 2011, each director had the following number of vested stock options outstanding: Steven D. Broidy 0, Louis M. Cosso 0, Jin Chul Jhung 23,415, Kevin S. Kim 19,512, Peter Y.S. Kim 23,415, Chung Hyun Lee 23,415, Chang Hwi Kim 23,415, Sang Hoon Kim 23,415, Jesun Paik 0, John H. Park 0, Ki Suh Park 0, and Scott Yoon-suk Whang 0. Please see below for the details of a performance unit grant to all directors on February 10, 2012.
(4)	Amounts include payments made to certain directors a) in lieu of receiving life insurance coverage and health insurance coverage paid by the Company, and deferred compensation: $12,000 paid to each of Steven D. Broidy, Louis M. Cosso, Jesun Paik, Ki Suh Park and Scott Yoon-suk Whang, b) $2,000 paid per month to each of Chang Hwi Kim, Kevin S. Kim, John H. Park and Scott Yoon-suk Whang for services rendered to the board by serving on the consolidation committee, c) $1,000 gift card given to each director as a holiday present, and d) a $30,000 payment to Scott Yoon-suk Whang for extraordinary services and extensive additional time provided to the Company related to the negotiation of the Definitive Merger Agreement.
(5)	Amount includes $1,414 of imputed value of split dollar life insurance agreement for John H. Park, who had been the only director entitled to receive life insurance coverage, under the former Nara Bancorp, Inc. policy. Starting January 1, 2012, all directors will be entitled to receive $50,000 in life insurance coverage under the Company’s employee life insurance policy.
(6)

Currently Jin Chul Jhung, Kevin S. Kim, Peter Y.S. Kim, Chung Hyun Lee, Chang Hwi Kim, Sang Hoon Kim, and John H. Park received health insurance coverage. Amounts include payments received for health insurance premiums by each: $1,525 for Jin Chul Jhung, $2,232 for Kevin S. Kim, $2,232 for Peter Y.S.

Kim, $728.40 for Chung Hyun Lee, $1,525 for Chang Hwi Kim, $ 1,179 for Sang Hoon Kim, and $15,151 for John H. Park.
(7)	John H. Park also contributed $12,000 under a deferred compensation plan, entered into in 1996.

Cash Compensation

In 2011, members of the Bank and Company boards of directors, other than the Chairmen, received a $42,000 annual board membership retainer, paid in monthly installments of $3,500 per month. The Chairman of the Bank and Company boards received a $52,000 annual board membership retainer, or $4,333 per month. Since, Mr. Ki Suh Park served as the Chairman of both the Bank and Company, until December 1, 2011, when he became the Chairman of only the Company, he received only one retainer. Each director received an additional $12,000 in annual committee membership fees paid on a monthly basis for their service as members to any board committee. The committee Chairs, other than the Executive Committee Chair, received an additional annual retainer in the following amount: approximately $8,000 for the Chair of the Audit Committee and the Loan & Credit Policy Committee (which is a Bank committee), and $6,000 for all other committees, with an annual committee retainer limit of $12,000 for any one director. John Park received split dollar life insurance coverage and health insurance coverage paid by the Company and participated in a deferred compensation plan. Steven D. Broidy, Louis M. Cosso, Jesun Paik, Ki Suh Park and Scott Yoon-suk Whang did not receive life insurance coverage, or health insurance coverage paid for by the Company and did not participate in the deferred compensation plan. Instead, they received an annual payment of $12,000 of in-lieu payments. The directors also received reimbursement for expenses, which included reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

Jin Chul Jhung, Chang Hwi Kim (Vice-Chairman of the Company), Kevin S. Kim (Chairman of the Bank), Peter Y. S. Kim, Sang Hoon Kim and Chung Hyun Lee each became a director of the Company and Bank upon the closing the merger with Center Financial Corporation as of December 1, 2011. The former Center directors were paid under the CLFC director compensation schedule for December 2011. In 2011, CLFC paid their Chairman of the board $5,100 per month, the chairmen of the various board committees each received $4,500 per month, and the other non-employee directors received $3,500 per month, for their membership on the board and attendance at board and committee meetings. The non-employee directors also received certain medical and dental benefits in excess of those provided to former Center Bank employees. Specifically, each such director received full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who had to pay between $50 and $160 per month depending on the type of coverage selected. Three directors and their dependents received reimbursement of Medicare premiums and supplemental insurance premiums in lieu of medical benefits. These reimbursements are at similar levels as the medical benefits provided to other directors.

Compensation consultant, EW Partners was hired to complete an analysis of our total director compensation. They looked at the director compensation of the following companies for 2009 and 2010: Boston Private Financial, Community Bank System Inc., Columbia Banking System Inc., CVB Financial Corp., Independent Bank Corp., Old National Bancorp, PacWest Bancorp, Pacific Capital Bancorp, Provident Financial Services, Park National Corp., Sandy Spring Bancorp Inc., SCBT Financial Corp., Texas Capital Bancshares Inc., Union First Market Bankshares Corp., Westamerica Bancorp, Western Alliance Bancorp, and Wilshire Bancorp. EW Partners recommended certain changes to the overall compensation structure, including the grant of yearly equity awards to each director.

From January – March 2012, the Company approved a new director compensation schedule. Members of the Bank and Company boards of directors, other than the Chairmen, received a $55,000 annual board membership retainer, paid in monthly installments of $4,583 per month. The Chairman of the Bank and Company boards each received an $80,000 annual board membership retainer, or $6,667 per month. The Vice-Chairman of the Bank and Company boards each received a $70,000 annual board membership retainer, or $5,833 per month. Each director received an additional $1,000 per month for each month they attended board meetings, for a total possible fee of $10,000 in annual board attendance fees. The committee Chairs, received an additional annual retainer of $10,000, or $833 per month, for their services. Each director was given the option to receive $1,250 per month in cash or to participate in the Bank’s health and life insurance policy, up to a cost of $1,250 per month. The directors also received reimbursement for expenses, which included reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

Starting in April 2012, the board determined to reduce the annual compensation available for directors. Members of the Bank and Company boards of directors, other than the Chairmen, will continue to receive a $55,000 annual board membership retainer, paid in monthly installments of $4,583 per month. The Chairman of the Bank and Company boards each will receive a $73,000 annual board membership retainer, or $6,083 per month. The Vice-Chairman of the Bank and Company boards each will receive a $67,000 annual board membership retainer, or $5,583 per month. The directors will no longer receive additional monies for attendance at monthly board meetings. The committee Chairs, except for the directors who serve as either Chairman or Vice-Chairman of the Bank or Company, will each receive an additional annual retainer of $6,000 for their services, and each member of the Director’s Loan Committee will receive an annual retainer of $6,000. The other compensation will remain the same as above. In May 2004, Jin Chul Jhung, Chang Hwi Kim, Peter Y. S. Kim, Sang Hoon Kim and Chung Hyun Lee each became a participant in Center Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. In the fall of 2011, Kevin S. Kim became a participant in the Center Bank Director Survivor Income Plan at the same level as the other current Center Directors. Former Center Bank, in return, purchased whole life insurance policies insuring the life of each director in amounts which exceed the benefits payable to such beneficiaries with the Company as beneficiary of each of the insurance policies.

Long-Term Equity Incentive Awards

The Company has extended long-term equity incentive awards under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”), which was subsequently replaced by the Nara Bancorp, Inc. 2007 Equity Incentive Plan, and renamed as the BBCN Bancorp, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2000 Plan, the Company granted options to purchase the Company’s common stock and restricted units, which typically vested over a three-year or five-year period in equal installments on the anniversary dates of the grant and were granted with a ten-year term. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. With the adoption of the 2007 Plan, the 2000 Plan was terminated, except with respect to outstanding awards.

Options and performance units granted under the 2007 Plan typically vest over a three-year or five-year period in equal installments on the anniversary date of the grant and are granted with a ten-year term. Grants made, after the issuance of the regulations applicable to TARP recipients, to executives who may be limited by TARP and ARRA have vesting schedules starting after two years. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Performance unit grants will result in the issuance of the Company’s common stock upon vesting and achievement of specified performance criteria.

With the completion of the merger of equals with CLFC, BBCN registered the shares associated with the 2006 Center Bank Stock Incentive Plan (“the 2006 Plan”). Options and restricted stock issued under the 2006 Plan typically vest over a three-year or five-year period in equal installments on the anniversary date of the grant and are granted with a ten year term. Grants made, after the issuance of the regulations applicable to TARP recipients, to executives who may be limited by TARP and ARRA have vesting schedules starting after two years. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Restricted stock grants will result in the issuance of the Company’s common stock upon vesting.

Directors may be granted equity awards upon their appointment to the board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by the board of directors. The Company also considers board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests. Please see “How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?” above, for more details.

Jesun Paik exercised 80,000 stock options during 2011. Mr. Paik was granted 120,000 stock options with a grant price of $4.75 per share on July 20, 2001, with an expiration date of July 20, 2011.

The following are incentive awards granted to directors under the 2006 Plan:

•

On June 4, 2007, CLFC granted 30,000 stock options, at an exercise price of $17.23 vesting equally over three years to Jin Chul Jhung, Chang Hwi Kim, Peter Y.S. Kim, Sang Hoon Kim and Chung Hyun Lee. This grant equates to the right to purchase 23,415 shares of BBCN common stock at $22.08, by applying the conversion rate of .7805.

•

On February 2, 2009, CLFC granted 25,000 stock options, at an exercise price of $4.74 vesting equally over three years to Kevin S. Kim. This grant equates to the right to purchase 19,512 shares of BBCN common stock at $6.07, by applying the conversion rate of .7805.

The following are incentive awards granted to directors under the 2007 Plan:

•

On February 27, 2008, the Company granted 6,600 performance units to Scott Yoon-suk Whang. The performance units were to vest equally over three years, and were subject to achieving at least 75% attendance of all board of director and committee meetings required, as well as completion of his training schedule each year.

•

On February 27, 2008, the Company granted 6,000 performance units to each of Ki Suh Park, John H. Park and Jesun Paik. None of these directors held any unvested equity, and had not received a grant of equity in more than five years. Each director’s performance units vested equally over three years and was subject to achieving at least 75% attendance of all board of director and committee meetings required each year, as well as completion of their respective training schedules each year.

On February 10, 2012, the Company granted performance units to all of the current directors in anticipation of their additional services to BBCN during the integration period. The four members of the Consolidation Committee (Kevin S. Kim, Chang Hwi Kim, Scott Yoon-suk Whang and John H. Park) and Ki Suh Park (chairman) were each granted 25,000 performance units vesting on April 30, 2013, and subject to the achieving at least 75% attendance of all board of director and committee meetings required, as well as completion of their training schedule during the period. Steven D. Broidy, Louis M. Cosso, Jin Chul Jhung, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee, and Jesun Paik each were granted 20,000 performance units vesting on April 30, 2013, and subject to the achieving at least 75% attendance of all board of director and committee meetings required, as well as completion of their training schedule during the period. Please see the Compensation Discussion and Analysis, Long-Term Equity Incentive Awards, section below, for a discussion of the equity award granted to Alvin D. Kang.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission requires executive officers, directors and greater than 10% stockholders to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 2011, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Kyu S. Kim who filed one Form 4 report relating to the sale of stock late. Ms. Kim’s reports were promptly filed after becoming aware of the transaction which required reporting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The success of our Company has substantially depended, and will continue to depend, on our ability to attract and retain talented employees, including the Named Executive Officers (“NEOs”) identified in the Summary Compensation Table below, whose compensation is the subject of this Compensation Discussion and Analysis, or CD&A. Overall, our executive compensation is used to attract and retain key executive officers and to reward exceptional job performance by such executive officers. Please note that the NEOs shown below are all from former Nara Bancorp, Inc., as the executives from CLFC were only employed since December 1, 2011 by the Company.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs are those that align the interests of our executive officers with those of our stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as not encouraging imprudent risk-taking that threatens the long-term value of the Company. Although we believe that a significant percentage of executive compensation should be based on the principles of pay for performance, we also recognize that we must have the ability to attract and retain highly talented executive officers by offering competitive base salaries. An important objective of the Company and its Human Resources and Compensation Committee (“the Compensation Committee”) is to ensure that the compensation programs for our employees at the Executive Vice President level and above are competitive with those at our peer group companies.

The Company’s executive compensation programs are designed to provide:

•	levels of base salary that are competitive with companies in our peer group;

•

annual cash incentive bonuses under the Company’s Performance Incentive Plan, or PIP, that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives; and

•

long-term incentive equity awards, including equity-based awards under the 2007 Plan and 2006 Plan, and long-term incentive cash awards under the Company’s Long Term Incentive Plan (“LTIP”), that are designed to encourage executive officers to focus their efforts on building stockholder value by meeting longer-term financial and strategic goals.

The Compensation Committee attempts to strike a balance among these elements, each of which is discussed in greater detail below, in designing and administering the Company’s executive compensation programs. With respect to performance-based compensation, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the level of responsibility of the officer, as well as risk management. The Compensation Committee believes that the equity-based portion of our management compensation should include meaningful features that encourage key employees to remain in the employment of the Company. In making compensation decisions, the Compensation Committee considers such factors as fairness to employees, retention of talented executive officers and fostering improvement in the Company’s performance, which will ultimately benefit the Company’s stockholders. The Company’s ability to implement its compensation philosophy and objectives is subject to compliance with the executive compensation requirements of TARP, including limits on the payment of bonuses to executive officers, and the Interagency Guidance on Sound Incentive Compensation. See “—Capital Purchase Program under the TARP—Executive Compensation Requirements” for a summary of such requirements.

In 2009, as a result of the challenging economic environment and a decline in the Company’s profitability, and with the goal of maximizing stockholder profitability, the Company instituted several cost saving measures in the employee compensation area, including freezing base salaries for all employees, with the exception of certain promotions, market adjustments or other changes in response to critical circumstances. The Company also reduced its auto allowance in June 2009, with the highest level of reduction for NEOs, suspended the Bank’s 401(k) Plan matching in September 2009, eliminated the Company’s contribution to the Bank’s Employee Stock Ownership Plan (ESOP) for 2009 and implemented other smaller cost saving measures.

In 2010, as the economy began to recover and the Company moved toward profitability, the Company reinstituted some employee compensation benefits, including resuming the Bank’s 401(k) Plan matching starting January 1, 2011, reinstating the auto allowance mid-year to the same levels existing in early 2009 and making a contribution to the Bank’s ESOP. Additionally, in 2011, we reinstated typical salary adjustments.

Roles and Responsibilities of the Human Resources and Compensation Committee

The Compensation Committee of the board of directors has strategic and oversight responsibility for the compensation and benefits programs of the Company. The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for employees at the Executive Vice President level and any other Chief Officers who are not Executive Vice Presidents (the Chief Risk Officer and Chief Internal Auditor are each Senior Vice Presidents) to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Chief Risk Officer reports directly to the Board Risk and Compliance Committee (BRCC) and the Chief Internal Auditor reports directly to the Audit Committee (AC). The Chairs of the BRCC and the AC, respectively, also have influence over the compensation paid to the CRO and CIA, in conjunction with the Compensation Committee. The Compensation Committee is also responsible for establishing, implementing, and monitoring the compensation structure, policies, and programs of the Company subject to the overall authority of the board of directors, including assessment of the risk profile of each compensation policy and practice, and for assessing and recommending to the board for approval of the total compensation paid to the Chief Executive Officer and Executive Vice Presidents of the Company. The Compensation Committee periodically reviews the pay practices of companies in our peer group to determine the appropriate compensation mix and levels for our executive officers.

The Peer Group

Total direct compensation is mainly comprised of a base salary, annual cash incentive bonus and long-term equity or cash incentive awards, as discussed in more detail below. To determine the appropriate mix among these elements, the Compensation Committee evaluates the pay practices of its peers. The Compensation Committee reviews compensation data obtained from a select group of comparable banking institutions identified by the Company. The 2009 peer group consisted of the following banks: Center Financial Corporation, Columbia Banking System, Inc., CVB Financial Corp., First Interstate BancSystem, Inc., Westamerica Bancorporation, West Coast Bancorp and Wilshire Bancorp, Inc.

In 2010, no peer group compensation review and analyses were conducted because the Company decided to freeze base salaries, subject to certain limited exceptions.

In 2011, we hired EW Partners (“EW”) to conduct an extensive executive compensation review and analysis, in connection with our merger with Center Financial Corporation. The Company has engaged a human resources consulting firm to assist the Company in its executive compensation review and analysis. EW’s review included an evaluation of the total compensation for all the executive level positions, including: base pay, short-term incentives (bonus) and long-term incentives (equity). The purpose of the evaluation was to ensure that the Company is competitively positioned to retain the current management team, and to determine the appropriate level of compensation for the executive team once the organizations were merged. EW used asset size and geography to assess market competitive compensation, including financial institutions with assets between $3.8 billion and $7.2 billion located in the western United States. The 2011 peer group consisted of the following banks: Banner Corporation, Columbia Banking System, Inc., CVB Financial Corp., Farmers & Merchants Bank of Long Beach, First Interstate BancSystem, Inc., Glacier Bancorp, Inc., Westamerica Bancorporation and Western Alliance Bancorporation.

EW also analyzed survey data from the 1) 2010 / 2011 Financial Institutions Benchmark Compensation Report (asset size between $2 billion and $9.9 billion), the 2) State of California Department of Financial Institutions’ 33rd Annual Executive Officer and Director Compensation Survey, effective June 1, 2010 (asset size over $1 billion), the 3) Executive Assessor developed by the Economic Research Institute, as of April 2011 (financial institutions in California between $3 billion and $5 billion) and 4) the 2010 California Bankers Association Compensation & Benefits Survey (asset size between $1 billion and $20 billion). Given their peer analysis and the Company’s current compensation scheme at the executive level, and the performance of the Company and the executive management team, EW recommended to the CEO and the Compensation Committee, that executive salaries should be increased in 2011, to move compensation closer to the market median.

Elements of Compensation

The following describes in greater detail the objectives and policies underlying the elements of our compensation structure and the methodology we use for establishing the amount of each element for our NEOs:

Base Salary

We believe that our employees should be paid a base salary that is competitive with the salaries paid by companies in our peer group based on each employee’s experience, performance, and geographic location. The results of the peer analysis completed by EW shows that executive compensation was below the market median. To remedy this situation and incentivize the executive team, the Compensation Committee has determined to move the target base salary to market median over the next several years, if Company and individual performance support such an increase.

Each year, the Compensation Committee determines the target level of total annual cash compensation (salary and non-equity incentive compensation) for each NEO. The Compensation Committee considers a wide variety of factors in determining compensation levels, including the individual executive officer’s performance, the Company’s performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary and potential bonus incentive awards under the Company’s performance incentive plan.

As discussed above, in 2009 and 2010, the Company implemented several cost saving measures in the employee compensation area, including freezing base salaries of all employees with the exception of certain promotions, market adjustments or other changes in response to critical circumstances. In 2010, the board of directors approved an increase in Alvin D. Kang’s base salary to reflect his increased responsibilities resulting from being appointed Chief Executive Officer of the Company. In addition, Kyu S. Kim was given an increase in her base salary as a market adjustment.

The Company returned to solid profitability in 2011, and reinstated management bonuses under the PIP plan (discussed below); however, no executives were included in the PIP bonuses paid in March 2012 for work done in 2011. Out of a sense of fairness, the CEO and Compensation Committee determined that no executive, even those not limited by the bonus restrictions of ARRA would be eligible for a PIP bonus, even if they met all of their goals. Instead the Compensation Committee determined to give base salary increases to the NEOs and the executive team, to get them closer to market median, and in recognition of the financial turnaround of the Company and as an acknowledgment of their increased responsibilities due to the pending merger with Center Financial Corporation.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are paid under the Company’s Performance Incentive Plan (“PIP”). The PIP was developed to recognize and reward senior officers, including NEOs but excluding the Chief Executive Officer, who help enhance stockholder value, profitability and customer satisfaction and help meet the strategic goals of the Company. The PIP defines corporate and individual goals and establishes incentive award ranges for each level of management. The PIP also measures performance against agreed-upon goals in determining an incentive award. The PIP is administered by the Chief Executive Officer, and approved by the Compensation Committee. Annual cash incentive awards for the Chief Executive Officer are determined by the Compensation Committee based on achievement of strategic plan goals and performance against budget, both of which are approved by the board of directors. The CEO’s goals are 100% based on the Company and Bank performance.

To the extent permitted under the TARP Rules, we intend to continue our strategy of compensating NEOs and executives through programs that emphasize performance-based incentive compensation, with incentive criteria primarily tied to the Company’s performance. In 2011, individual PIP goals were created for each NEOs focused on achieving the strategic plan objectives, lifting the board resolution and closing the merger with CLFC. All former Nara Bank employees with a title of Senior VP or First VP were entitled to participate in the PIP, and each had both bank and individual goals assigned. The front office staff had a higher percentage of their goals based on individual performance and unit profitability while the back office staff’s goals were more heavily weighed on the achievement of risk management or efficiency goals. Most senior and mid-level managers were paid a bonus in March of 2012, for the work performed in 2011. All, non-TARP restricted full-time employees received an individual holiday bonus of approximately $1000 or less in 2011.

For 2011, the NEO goals were based 80% on the achievement of Bank performance goals. This 80% was broken down as follows: 20% for achieving a satisfactory regulatory examination composite rating, 20% for consummating the merger with Center Financial Corporation, 20% for moving from the 60th to at least the 45% place in performance against peers, and 20% for meeting or exceeding the budgeted return on assets of .57%. The Bank’s performance goals were 100% met.

Each of the NEOs had individual goals related to integration planning and strategic plan objectives comprising 20% of their total performance goals.

The determination of how incentive payments are allocated and paid to each NEO is recommended by the Chief Executive Officer to the Compensation Committee and reviewed by the board of directors. The Chief Executive Officer makes his recommendation after the completion of each NEO’s annual performance incentive plan evaluation. The allocation of each year’s performance incentive plan accrual, to be paid in the following year, is determined by the relative performance and contribution to the financial results of the Company by each NEO and achievement of individual performance under each NEO’s performance incentive plan. In 2011, no NEO was paid a bonus, due to the restrictions under TARP.

In 2012, all BBCN employees who are First Vice Presidents, Senior Vice Presidents and Executive Vice Presidents are eligible to participate in the PIP, subject to the restrictions under TARP.

Long-Term Equity Incentive Awards

Long-term incentive equity awards are an additional component of the Company’s total compensation package for retaining and motivating executive officers. The Compensation Committee believes that equity-based compensation, including stock options and performance units, ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks. During the Company’s history, long-term incentive equity awards have been granted every few years to help retain officers and secure their ongoing commitment to the Company. The last grant to an executive officer, other than at the commencement of employment was in November 2007. These long-term incentive awards have been granted under the 2000 Plan, the 2006 Plan and the 2007 Plan, as described under “Director Compensation” above. The Company will continue to review best practices periodically and reevaluate the frequency of grants in light of practices by peer group companies in a manner that is consistent with the compensation philosophy of the Company and stockholders’ interests.

On February 10, 2012, the executive officers of the Company, including the NEOs were granted performance units worth approximately 45% of their base salary in 2011. The performance units will vest one-half after the first two years, and one-quarter each after the third and fourth year from the grant date, and will be subject to attainment of satisfactory performance review in each year of the vesting period.

Long Term Cash Incentive Plan

The Company has a Long Term Incentive Plan (“LTIP”) for NEOs. The LTIP requires the satisfaction of certain performance criteria by each participating NEO each year in order for the NEO to receive full credit for his or her potential yearly contribution. Performance criteria are determined in advance by the board of directors each year. For 2008, the performance criterion was that the Company must meet at least 80% of its return on assets and return on equity targets to be eligible for any contribution to an NEO’s LTIP account. The Company did not meet this goal in 2008, which was the first year the LTIP was in effect, and thus, no amounts were accrued on or placed in any of the participating NEO’s LTIP accounts. Out of an abundance of caution, due to the executive compensation restrictions imposed by the TARP Rules, the Company chose not to declare new performance criteria for the LTIP in 2009 and 2010, but under the terms of the LTIP the goals for 2008 would have remained in effect. The Company did not meet at least 80% of its return on assets and return on equity targets in 2009 and 2010 and thus no monies were accrued on or placed in any of the participating NEO’s LTIP accounts. The LTIP allows for vesting of the contribution portion already accrued for an executive officer’s deferred compensation account, whether vested or not, upon the occurrence of a “double trigger,” that is both a change in control of the Company and a separation from service for good cause within twelve months of the change in control event.

In 2011, the Company did not change the performance criterion from 2008, and thus the same goal was in effect for 2011. The Company met its performance criterion of at least 80% of its return on assets and return on equity targets in 2011, and thus made a contribution of $40,000 and $30,000, to Alvin D. Kang and Kyu S. Kim’s LTIP accounts, respectively. The goal for 2012 will remain as the performance of at least 80% of its return on assets and return on equity targets.

Two current NEOs became participants in the LTIP in 2008: Alvin D. Kang and Kyu S. Kim. The Company also entered into a LTIP agreement with Bonita Lee, our Chief Operating Officer, on February 12, 2009, that will become effective when the Company is no longer subject to the TARP Rules. The LTIP is intended to incent executive officers to remain employed by the Bank for the long term and to provide a vehicle for NEOs to build a retirement fund beyond the Company’s 401(k) plan. We believe that the stability of our executive management team is a key component to the Company’s future success and growth.

According to the terms of his individual LTIP agreement, Alvin D. Kang will have up to $40,000 per year, for the next five years beginning in 2008, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting on January 1, 2013.

Kyu S. Kim will have up to $30,000 per year, for the next ten years beginning in 2008, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age.

Bonita Lee will have up to $40,000 per year, for the next ten years beginning in 2009, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age.

As more fully explained above, since inception only $70,000 has been accrued on and placed in the participating NEO’s LTIP accounts.

Bonita Lee and Kyu S. Kim have a five-year cliff vesting of up to 50% of their total potential contribution amounts plus accrued interest in their deferred compensation accounts, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten. Alvin D. Kang will have three year cliff vesting of up to 50% of the total potential contributions into the deferred compensation account plus accrued interest, with an additional 25% of the total potential contributions plus accrued interest in years four and five.

Deferred Compensation Plans

In 1996, the Bank established a deferred compensation plan that permitted eligible officers and directors to defer a portion of their compensation in order to retain qualified executives and directors. In July 1996, Mr. John H. Park entered into a deferred compensation agreements with the Bank. Currently, Mr. Park is the only director who has a right to participate in the Bank’s deferred compensation plan. The deferred compensation plan has not been open to officers and directors of the Company since 1996.

Under the deferred compensation agreement, the total account balance will be paid out upon the earliest of the following events: departure from Company, death, disability, a change in control event, or normal retirement date (defined as 60 years of age). A change in control means the transfer of 51% or more of the Company’s outstanding voting common stock.

Perquisites

The Company believes it is important to give customary perquisites to its NEOs which assist them in performing their responsibilities within the Company. Please see the footnotes to the Summary Compensation Table for details.

Broad-Based Employee Benefit Programs

The NEOs are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation, the Employee Stock Ownership Plan, and the Company contributions to the 401(k) Plan, if any.

Capital Purchase Program under the TARP—Executive Compensation Requirements

In November of 2008, the Company entered into a Securities Purchase Agreement with the United States Department of the Treasury (the “Treasury”) as part of the Capital Purchase Program under the Treasury’s TARP (“CPP”). Following the merger with CLFC, the Company now has both Series A Preferred Stock and Series B Preferred Stock issued to the Treasury as part of its participation in CPP. Pursuant to CPP, the Company is required to comply with the requirements governing executive compensation of the Emergency Economic Stabilization Act of 2008 (“EESA”), American Recovery and Reinvestment Act of 2009, effective February 17, 2009 (“ARRA”), and Interim Final Rule—TARP Standards for Compensation and Corporate Governance at

31 CFR Part 30, effective June 15, 2009 (“Interim Final Rule”). We have fully complied with the requirements of EESA, ARRA and Interim Final Rule (collectively, the “TARP Rules”), which include:

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Prohibition on Certain Types of Compensation. The TARP Rules prohibit us from providing incentive compensation arrangements that encourage our Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. It also prohibits us from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

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Risk Review. The TARP Rules require the Compensation Committee to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Compensation Committee of the risks posed by the plans and the ways to limit such risks. The Compensation Committee has performed this review, and its conclusions are included in its report which appears at the end of this CD&A.

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Bonus Prohibition. The TARP Rules prohibit the payment of any “bonus, retention award, or incentive compensation” to our top five most highly compensated employees. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 (such as the LTIP) and limited amounts of “long-term restricted stock,” as discussed below. We have performed an extensive review of our compensation arrangements and have complied with all requirements of ARRA for 2011.

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Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. The TARP Rules permit us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. ARRA requires such stock to have a minimum 2-year vesting requirement and be subject to transfer restrictions that lapse in 25% increments as the CPP obligation is repaid.

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Golden Parachutes. The TARP Rules prohibit any severance payment to any Senior Executive Officer or any of the next five most highly compensated employees upon termination of employment for any reason. ARRA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

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Claw back. The TARP Rules require us to recover any bonus or other incentive payment paid to Senior Executive Officers and the next 20 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

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Limit on Tax Deduction. We contractually agreed to abide by a provision of the TARP Rules which limit our tax deduction for compensation paid to any Senior Executive Officer to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit.

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Stockholder “Say-on-Pay” Vote Required. The TARP Rules require us to include a non-binding stockholder vote to approve the compensation of executive officers as disclosed in this document. We have included such a say-on-pay proposal as Proposal 3 in this document.

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Policy on Luxury Expenditures. The TARP Rules require us to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This policy is available on the Bank’s website.

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Reporting and Certification. The TARP Rules require our Chief Executive Officer and Chief Financial Officer to provide a written certification of compliance with the executive compensation restrictions in our annual report. ARRA also requires certain disclosures and certifications by the Compensation Committee, which is included in its report at the end of this CD&A.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million for its Chief Executive Officer or any of its four highest paid executive officers other than the Chief Executive Officer, unless certain criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the deduction requirements of Section 162(m).

The ARRA has reduced the deduction allowable under Section 162(m) to $500,000 for its Senior Executive Officers as defined under Title VII Section 111(a)(1). The Company has implemented a mechanism to monitor its tax reporting in order to meet the requirements of Section 162(m).

Compensation Committee Interlocks and Insider Participation

The members of our Human Resources and Compensation Committee are Messrs. Chang Hwi Kim (Chair), Steven D. Broidy, Louis M. Cosso, Kevin S. Kim, Sang Hoon Kim and John H. Park. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.

Human Resources and Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Human Resources and Compensation Committee (“Compensation Committee”) has reviewed and discussed the CD&A included in this document with management and based on its review and discussions, has recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K and proxy statement.

As discussed above, the Compensation Committee retained EW Partners to complete an analysis of Executive Compensation, including base salary, incentive bonuses, long-term incentive equity and perquisites.

In addition, the Compensation Committee certifies that:

1.	It has reviewed with the senior risk officer the senior executive officer, as defined by EESA, compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

In connection with the Company’s participation in the CPP, the Compensation Committee is required to meet at least semi-annually with the Company’s Chief Risk Officer or other senior risk officers to discuss and review any incentive or bonus compensation arrangements for NEOs and other employees that might promote unnecessary and excessive risk-taking and jeopardize the institution’s value and also that employee compensation plans do not encourage behavior focused on short-term results or manipulation of reported earnings. In response to this requirement, the Compensation Committee met with the Company’s Chief Risk Officer in April 2011 and September 2011.

All senior executive officer compensation plans of the Company are currently operating or suspended within the constraints of the CPP. At the time of the review, the senior executive officer compensation plans consisted of a deferred compensation agreement, change of control agreements, Long Term Incentive Plan, Performance Incentive Plan and Bank defined contribution plans.

Upon review of each senior executive officer compensation plan, the Compensation Committee determined that none of the plans encouraged any senior executive officer to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee determined that the risk level of each such plan ranged from zero to minimal risk. For any plan that might have minimal risk, the Compensation Committee determined that the inherent controls of the plan and the manner of its implementation ensured appropriate mitigation of risks.

The Compensation Committee also reviewed employee compensation plans. The employee compensation plans consist of commissions paid to business development officers, relationship managers and loan production managers, according to standards set by the Company, PIP performance based bonuses, grants of performance units, the SBA Loan Referral Program and the Demand Deposit Account Incentive Campaign.

Based on its review, the Compensation Committee believes that the features of the employee compensation plans, along with the systems of controls in place, do not encourage unnecessary or excessive risks or, if there is any risk, such risk has been appropriately limited and does not encourage the manipulation of reported earnings to enhance the compensation of any employee. With respect to the plans, the Compensation Committee determined that loan default risks to the Company were minimized by the Company’s and Bank’s loan risk prevention measures, which include stringent lending policies and procedures, oversight by various loan committees and a loan review and risk monitoring system.

One of the plans that the Compensation Committee determined might pose some risk was the plan involving commission payments to business development officers, relationship managers, and loan production managers because commissions were based on production volume and constituted a higher portion of such officer’s total compensation expense than the other plans. However, controls have been implemented to limit the loan risk, including a claw back provision, where commissions may be refunded to the Company if the loan is in default (such refund may be deducted from future earnings) and reserving 25% of the quarterly commission to offset any shortage resulting from loan defaults. The Compensation Committee also determined that the SBA loan referral incentive plan might pose some risk because the incentives were also tied to production volume. Similar measures have been implemented to reduce the risk, including a claw back provision and caps on the amount of the incentive.

With respect to the Demand Deposit Account Incentive Campaign, the Compensation Committee reduced the risk of encouraging only short term profits by paying the incentive 25% per quarter on the maintained average balance over $3,000, on open accounts, rather than the bulk of the incentive after only one quarter.

This certification and narrative are being provided in accordance with the requirement of the Interim Final Rule of the Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Respectfully submitted by the members of the Compensation Committee of the board of directors:

CHANG HWI KIM (Chair)

STEVEN D. BROIDY

LOUIS M. COSSO

KEVIN S. KIM

SANG HOON KIM

JOHN H. PARK

SUMMARY COMPENSATION TABLE

The Summary Compensation Table includes information concerning the compensation paid to or earned by our NEOs listed in the table for the three-year period ended December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Alvin D. Kang	2011	375,712	0		0	0	0	29,150		404,862
President & Chief Executive Officer	2010	302,037	0		0	0	0	14,781		316,818
	2009	250,000	0		0	0	0	18,445		268,445
Philip E. Guldeman	2011	243,365	0		0	0	0	55,397		298,762
Executive Vice President & Chief Financial Officer	2010	5,192	25,000	(2)	0	0	0	100,830	(6)	131,022
Bonita I. Lee	2011	252,038	0		0	0	0	20,643		272,681
Executive Vice President & Chief Operating Officer	2010	230,000	0		0	0	0	10,615		240,615
	2009	172,500	45,300	(2)	0	17,416	0	8,243		243,459
Mark Lee	2011	214,692	0		0	0	0	22,940		237,632
Executive Vice President & Chief Credit Officer	2010	200,000	0			0	0	10,615		210,615
	2009	123,846	300	(2)	37,100	0	0	4,724		165,970
Kyu S. Kim	2011	205,712	0		0	0	0	20,141		225,853
Executive Vice President & Chief Commercial Banking Officer	2010	174,963	0		0	0	0	15,823		190,786
	2009	160,000	0		0	0	0	19,647		179,647

(1)	Amounts include amounts deferred under our 401(k) Plan. The Company customarily makes a matching contribution equal to 100% of the first 3% of an employee’s bi-weekly paycheck amount and 50% of the next 2% of an employee’s bi-weekly paycheck amount. This practice was temporarily suspended during the period from September 1, 2009 through December 31, 2010 due to lack of profitability. On January 1, 2011, the Company resumed the practice of matching contributions. On January 1, 2012, the Company increased its matching contribution to equal 100% of the first 3% of employee’s bi-weekly paycheck amount and 75% of the next 2% of an employee’s bi-weekly paycheck amount.
(2)	In 2009, Mark Lee and Bonita Lee were not subject to the TARP restrictions for bonuses and each received a $300 year-end bonus. Bonita Lee also received a signing bonus of $45,000 upon her employment in March 2009. Philip Guldeman received a signing bonus of $25,000 upon his employment in December 2010.
(3)	Pursuant to Securities and Exchange Commission regulations regarding the valuation of equity awards, amounts in “stock awards” and “option awards” columns represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. To facilitate year-to-year comparisons, the Securities and Exchange Commission regulations require companies to present recalculated disclosures for each preceding fiscal year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column has been recalculated accordingly. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for information regarding assumptions underlying valuation of equity awards.
(4)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses as described in the CD&A.
(5)	For Alvin D. Kang, all other compensation included perquisites of auto allowance and parking and payments in lieu of health insurance coverage paid by the Company. For Philip Guldeman, all other compensation included perquisites of auto allowance, cell phone allowance, and living allowance of $31,911 in 2011 and $858 in 2010. For Bonita Lee, all other compensation included perquisites of auto allowance and parking. For Mark Lee, all other compensation included perquisites of auto allowance and parking. For Kyu S. Kim, all other compensation included perquisites of auto allowance and parking, cell phone allowance and BOLI.

(6)	All Other Compensation for Philip Guldeman in 2010 also includes $99,619 in earnings as an independent consultant for providing financial management and related services commencing on August 12, 2010 and ending on December 17, 2010, the effective date of his appointment as Chief Financial Officer.

2011 GRANTS OF PLAN-BASED AWARDS

There were no grants of options or performance units during the fiscal year ended December  31, 2011 to each of our NEOs.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes information about the value of all unexercised options previously awarded to the NEOs at December 31, 2011. The number of options held at December 31, 2011 includes options granted under the 2000 Plan, and 2007 Plan.

Outstanding Equity Awards
	Option Awards(1)(2)					Stock Award(5)(6)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Alvin D. Kang	80,000	0	15.54	(3)	07/29/15	0	0
President and Chief Executive Officer
Philip E. Guldeman	0	0	—		—	0	0
EVP & Chief Financial Officer
Bonita I. Lee	0	40,000	8.64	(3)(5)	03/16/19	0	0
EVP and Chief Operating Officer
Mark Lee	0	0	—		—	6,000	56,700	(6)
EVP and Chief Credit Officer
Kyu S. Kim	0	0	—		—	0	0
EVP, Chief Commercial Banking Officer

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, the optionee’s option may be exercised up to twelve months following the date of termination of employment.
(2)	The exercise price per share for an incentive stock option must be at least equal to the fair market value of the common stock at the date of grant. The exercise price may be paid in cash or stock.
(3)	Options vest in equal annual installments on each anniversary date over a period of five years commencing on the date of the grant.

(4)	The market value of the performance units was calculated by multiplying the closing market price of the Company’s stock at December 30, 2011, $9.45, by the number of performance units.
(5)	The board of directors granted 40,000 stock options on March 16, 2009, originally vesting equally over five years, subject to restrictions under the TARP. However, in accordance with TARP guidelines, when Ms. Lee became one of the Company’s five most highly compensated employee in 2010, the vesting of her options is frozen subject to further review when the Company is no longer subject to TARP restrictions.
(6)	The board of directors granted 10,000 performance units on May 1, 2009, vesting equally over five years, subject to restrictions under the TARP. Mr. Lee became one of the Company’s five most highly compensated employees in 2011, making the vesting and issuance of stock from his performance unit grant subject to TARP guidelines. 2,000 performance units vested on May 1, 2011, but were not paid out, due to TARP. Upon repayment of TARP, Mr. Lee will be entitled to issuance of 2000 shares of BBCN Common Stock.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes information about the options exercised by the NEOs during the fiscal year ended December 31, 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired or Exercised (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alvin D. Kang	0		0	0	0
President and Chief Executive Officer
Philip E. Guldeman	0		0	0	0
EVP & Chief Financial Officer
Bonita I. Lee	0		0	0	0
EVP and Chief Operating Officer
Mark Lee	0		0	2,000	0	(1)
EVP and Chief Credit Officer
Kyu S. Kim	24,000	(2)	$84,075	0	0
EVP, Chief Commercial Banking Officer

(1)	2,000 performance units vested during 2011, but due to the restrictions under TARP and ARRA, Mr. Lee could not be paid out the 2,000 shares of BBCN Common Stock and thus, the awards had no value as of December 31, 2011. If the stock had been paid out on May 2, 2011, the value would have been $19,400.
(2)	Represents shares granted under the Nara Bancorp, Inc. 2001 Nara Bank Continuation 1989 Stock Option Plan (the “1989 Plan”).

PAYMENTS UPON TERMINATION OF EMPLOYMENT

In 2011, Alvin D. Kang, Bonita Lee, Mark Lee and Kyu S. Kim each had severance arrangements with the Company that provided for additional compensation upon their termination of employment. In 2011, with respect to Alvin D. Kang, Bonita Lee, Mark Lee and Kyu S. Kim, the Company was prohibited from making “golden parachute payments” due the executive compensation restrictions imposed by ARRA, which means that no payments could be made for the departure of Alvin D. Kang, or Bonita Lee for any reason or upon a change in control of the Company, with the exception of payments made upon separation of service due to death or disability. Due to the restrictions of ARRA, no NEO would be eligible for payment of monies upon termination of employment, if such termination was on December 31, 2011 and if a change in control occurred on December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Party Transactions

We conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by the Company’s board of directors. As required under its charter, the Nomination and Governance Committee is responsible for reviewing each director’s independence (according to the Nasdaq Stock Market and the Securities and Exchange Commission standards) and for making recommendations to the full board based on its findings. The Nomination and Governance Committee has determined that each of the directors, other than Alvin Kang, is independent in accordance with such standards. The Nomination and Governance Committee charter can be found on our website at www.BBCNbank.com.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee. A potential conflict is considered to exist whenever an individual has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Company or adversely affects the individual’s judgment in the discharge of his or her responsibilities at the Company. Prior to consideration of a related party transaction, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found on our website at www.BBCNbank.com.

To identify related party transactions, each year we require our directors and NEOs to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit accounts on a daily basis and loan accounts on a quarterly basis. Directors and NEOs are expected to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or BBCN Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Transactions Considered

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, BBCN Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and do not involve more than a normal risk of collectability or present other unfavorable features.

Due to the three year look-back requirement, the Company reports the following relationship, but notes that in 2011 the monetary threshold was not met and that the Company has spent less than a total of $15,000 to date which is substantially below the threshold for reporting in 2012. In February 2012, an appellate ruling was issued in favor of the Company, and the litigation related legal services of DLA Piper, LLP (“DLA”) have been completed and are no longer needed by the Company as of the date of this proxy statement.

In October 2007, the board of directors of the Bank and the Company engaged DLA, one of the largest international law firms with more than 4,200 attorneys in 43 countries, in connection with threatened litigation. The legal staff of the Company evaluated a number of candidate law firms for their qualifications, selected DLA on the basis of its extensive relevant experience in this type of litigation in question and presented DLA, along with a few other firms, for consideration and approval by the board of directors.

When director Ki Suh Park first learned of the Company’s staff proposal, he immediately informed the board that one of his daughters-in-law was with the firm. The daughter-in-law is a partner of DLA. Ki Suh Park recused himself from all consideration of the matter by the board. The Company staff members who proposed the engagement of DLA were clearly not aware of the daughter-in-law’s connection with DLA, nor was the daughter-in-law, a real estate attorney in another office of DLA, aware of the proposed engagement. Under the circumstances, and considering DLA’s reputation and qualifications for advising the Company regarding the subject litigation, the board approved the engagement of DLA.

The board has considered whether the position of the daughter-in-law with DLA has any impact on Ki Suh Park’s independence as a director of the Company.

The facts considered by the board in this connection include: (1) Ki Suh Park had no involvement in the consideration of selecting an attorney for the litigation matter; (2) Ki Suh Park’s daughter-in-law is a real estate attorney located in another office of DLA that is not involved with the litigation; (3) she had no involvement in referring or representing DLA to the Company; (4) she has not received any compensation benefits resulting therefrom, as confirmed to the Company by DLA; (5) the amounts invoiced to the Company by DLA ($287,154, $208,303 and $81,437 in 2009, 2010 and 2011, respectively and less than $15,000 to date in 2012) are not significant in relation to the total annual revenue of DLA, and 6) the legal services to be rendered by DLA on all open matters have been completed and no future services are needed by the Company as of date of this proxy statement.

Taking all of these facts into account, the board has concluded that the relationship has no impact on Ki Suh Park’s status as an independent director of the Company.

ELECTION OF DIRECTORS AND OTHER PROPOSALS TO BE CONSIDERED AT THE BBCN ANNUAL MEETING

Unless otherwise indicated or the context otherwise requires, references to “we,” “our,” “us” or the “Company” in the following sections of this document that relate to the other proposals to be considered at the BBCN annual meeting are to BBCN Bancorp, Inc., including its subsidiary, BBCN Bank.

BBCN Proposal 1: Election of Directors

Our Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently, the board of directors has thirteen members.

The board of directors has unanimously nominated the following thirteen individuals to serve as the Company’s directors until the next annual meeting of stockholders and until their successors are elected and qualified:

Steven D. Broidy

Louis M. Cosso

Jin Chul Jhung

Alvin D. Kang

Chang Hwi Kim

Kevin S. Kim

Peter Y. S. Kim

Sang Hoon Kim

Chung Hyun Lee

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Scott Yoon-suk Whang

The proxy holders will vote all proxies for the election of the thirteen nominees listed above unless authority to vote for the election of any of the directors is withheld. The thirteen nominees receiving the highest number of affirmative votes of the shares entitled to be voted for the election of directors shall be elected as directors. Abstentions and votes cast against nominees will have no effect on the election of directors. If any of the nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute nominee designated by the board of directors. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable.

The nominees: Steven D. Broidy, Louis M. Cosso, Alvin D. Kang, Jesun Paik, Hyon Man Park (John H. Park), Ki Suh Park and Scott Yoon-suk Whang, are currently directors of the Company who were previously elected by the stockholders at the 2011 Annual Stockholder’s Meeting. The nominees: Jin Chul Jhung, Chang Hwi Kim, Kevin S. Kim, Peter Y. S. Kim, Sang Hoon Kim, and Chung Hyun Lee are currently directors, but were not previously elected by the stockholders at the 2011 Annual Stockholder’s Meeting, as they were formerly directors elected by the stockholders of CLFC. It is the Company’s policy to encourage its directors and nominees for election as directors to attend the annual meeting. All of the former Nara Bancorp, Inc. director nominees attended our 2011 annual meeting of stockholders.

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of

“independent,” including those set forth in pertinent listing standards of the Nasdaq Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and Crowe Horwath LLP, the board of directors affirmatively has determined that all of our directors, other than our Chief Executive Officer Alvin D. Kang, are independent directors within the meaning of the applicable the Nasdaq Stock Market listing standards. See “Board Leadership Structure.”

The following is a brief description of our current directors, each of whom has been nominated by the board of directors for election as director. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers, except that Jesun Paik and Ki Suh Park are brothers-in-law.

Steven D. Broidy, age 74, has been a director of BBCN Bancorp, Inc. since 2010. Mr. Broidy is a banker with over 40 years of experience in the California banking industry. His most recent experience was as Founding Chairman (2005-2010) and Interim CEO (May 2008 – January 2010) of the Private Bank of California. He served as a director of Sanwa Bank of California, and then of its successor, United California Bank, from 1996 until 2002. In addition, he served as Vice Chairman and member of the boards of both City National Bank and its holding company, City National Corporation, Beverly Hills, California from 1992 to 1995: and as a partner in the Los Angeles based national law firm of Loeb and Loeb from 1988 to 1992. Mr. Broidy also served in various capacities with Union Bank from 1963 until its sale in 1988, most recently as Executive Vice President from 1972 – 1988. Mr. Broidy served as Chairman of the Board and Chief Executive Officer of the Weingart Foundation in Los Angeles, from 1999 until December 2003 and continues to serve as a member of this board and Chairman of its Executive and Investment Committees. Mr. Broidy also served as Chairman of the Board of Cedars-Sinai Medical Center from 1998 through 2001 and continues to serve as a member of its Board and Executive Committee. Mr. Broidy received a Bachelor of Arts degree from the University of California, Los Angeles. He also obtained a Bachelor of Laws degree from Boalt Hall School of Law, University of California, Berkeley.

The board selected Mr. Broidy as a nominee because the board believes that Mr. Broidy’s experience as a director at City National, Sanwa Bank, United California and The Private Bank give him extensive experience on regional bank boards and will be of great assistance in implementing the Company’s strategic initiatives. Mr. Broidy also provides leadership in the oversight, identification and management of all areas of bank and holding company risk and governance as Chair of the Board Risk and Compliance Committee. In addition, Mr. Broidy is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Louis M. Cosso, age 70, has been a director of BBCN Bancorp, Inc. since 2010. Mr. Cosso retired from Wells Fargo Bank in July 2009. His most recent experience was as Executive Vice President, Head of Auto Dealer Commercial Services at Wells Fargo Bank from 2002 to 2009 where he was responsible for $3 billion in loans. Prior to his promotion to Executive Vice President, Mr. Cosso was the Senior Vice President and Regional Manager for San Francisco Commercial Banking Region from August 1996 to 2002. Mr. Cosso worked for Bank of America as Director of Portfolio Management from August 1991 to August 1996. Mr. Cosso served as Chairman of the Board of Goodwill Industries of the East Bay and as finance committee chairman of the Oakland East Bay Symphony and the Board of Directors of St. Luke’s Hospital in San Francisco, and Big Brothers and Sister and Junior Achievement. Mr. Cosso received a Bachelors in Science degree in Business from the University of California, Berkeley. He also received a Master of Arts degree in Economics from San Jose State University.

The board selected Mr. Cosso as a nominee because the board believes that Mr. Cosso’s experience as a relationship focused banker will be of great assistance in implementing the Company’s strategic initiatives. Mr. Cosso is experienced in credit risk and serves on the Company’s Director’s Loan Committee as Vice-Chair and Asset Liability Management Committee as Chair. Mr. Cosso is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Jin Chul Jhung, age 68, has served as a director of BBCN Bancorp, Inc. since 2011. Mr. Jhung served as a director of Center Bank for 13 years and of Center Financial Corporation since its formation in 2000 until its merger into the Company. Mr. Jhung served as Chairman of the Board of Center Financial Corporation and Center Bank from 2009-2010. He has owned and operated Royal Imex, Inc. an import and wholesale businesses in the United States for more than 33 years. Mr. Jhung also serves as Chairman or Director of various Korean-American community organizations including as President of the Overseas Korean Traders Association, Chairman of the first and fifth World Korean Business Conventions, and as Director of the Centennial Committee of Korean Immigration to the United States. He has received numerous awards and commendations from many civic and governmental agencies such as the Export Industry Official Commendation from the Korea Industry and Commerce Minister. On December 8, 2010, Mr. Jhung was presented with a presidential merit award by the Korean government. Mr. Jhung received a B.S. degree in Business Administration from Korea University in Seoul, Korea, as well as an Honorary Doctoral degree from Dongseo University in Busan, Korea.

The board selected Mr. Jhung as a nominee because the board believes that Mr. Jhung’s experience in business and as a former Center Bank and CLFC director give the board continuity and historical perspective. As the immigrant owner of an import and wholesale business he also understands our core business customers, including customers of our trade finance function. He possesses a keen understanding of how to appeal to and communicate effectively with commercial customers which is one reason he was chosen as a member of our Business Development and Strategic Planning Committee.

Alvin D. Kang, age 67, has been a director of BBCN Bancorp, Inc. since 2010. Mr. Kang was appointed as the President and Chief Executive Officer of the Company and its wholly owned subsidiary, BBCN Bank on January 20, 2010. Before this appointment, he served as the Chief Financial Officer and a member of the Office of the President, since 2005 and 2006, respectively. Prior to joining the Company, Mr. Kang served as Executive Vice President, Chief Operating Officer and Chief Financial Officer for Broadway Federal Bank and Chief Financial Officer of Broadway Financial Corporation from 2001 to July 2005. Mr. Kang also held a senior position at Takenaka & Company LLC, an investment banking and consulting firm, and has served as an audit partner at KPMG LLP and at Ernst & Young LLP. Mr. Kang retired from KPMG LLP after 26 years of service, during which time he served as practice leader of KPMG’s Thrift Industry and Asian Business Group and as lead KPMG partner on audits of major financial institutions in Los Angeles, including Home Savings, Glendale Federal and Coast Savings. Mr. Kang serves on the board of the Asian Pacific American Legal Center, a non-profit organization. Prior to his work at KPMG, Mr. Kang served as Lieutenant and Finance Officer of the U.S. Army-Infantry. Mr. Kang graduated from the California State University at Los Angeles and received a Bachelor of Science degree in Accounting.

In selecting Mr. Kang as a nominee for election at this meeting, the board considered, Mr. Kang’s extensive financial industry experience, with over 40 years of specialized knowledge in auditing and financial consulting of and operational experience with banks and thrift institutions. The board believes that it is important to have the Chief Executive Officer of the Company serve as a Director as well, because it allows for a direct line of communication between the board and management. As the lead executive at BBCN Bank, Mr. Kang provides strategic direction and leadership-by-example.

Chang Hwi Kim, age 69, has served as a director of BBCN Bancorp, Inc. since 2011. He served as a director of Center Bank for 22 years and of Center Financial Corporation since its formation in 2000, until its merger into the Company. He has owned and operated Maxion Inc., a home entertainment products business with 11 retail facilities throughout Southern California for the past 27 years. Prior to that, Mr. Kim served as the president of the U.S. subsidiary of a Korean conglomerate consisting of numerous manufacturing and insurance companies for seven years. His experience includes working in the planning and sales departments of a major electronics company in Korea. He received a B.S. degree in Journalism from Chung-Ang University in Seoul, Korea as well as a Masters of Business Administration from Pepperdine University in California.

The board selected Mr. Chang Hwi Kim as a nominee because the board believes that Mr. Kim’s experience in business and as a former Center Bank and CLFC director give the board continuity and historical perspective. As the immigrant owner of a home entertainment products business and president of a U.S. subsidiary of a Korean conglomerate, he well understands our core business customers, including customers of our trade finance function. Mr. Kim is a business leader with extensive management experience, and as such, is able to lend his experience as Chair of the Human Resources and Compensation Committee.

Kevin S. Kim, age 54, has served as a director of BBCN Bancorp and Chairman of BBCN Bank since 2011. He served as a director of Center Financial Corporation and Center Bank from 2008 until November 2011, until its merger into the Company. He has his own law firm, Kevin S. Kim and Associates, and has been practicing law for 16 years, with focus in corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim also is a certified public accountant and previously worked for approximately 10 years at two of the largest public accounting firms. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, a Masters in Business Administration from the Anderson School of Management, the University of California, Los Angeles, and a J.D. from Loyola Law School in California.

In selecting Mr. Kevin S. Kim as a nominee for election at this meeting, the board considered Mr. Kim’s legal and public accounting background. His transactional legal and accounting experience will help the Company meet its strategic plan objectives especially assisting in the integration process. Mr. Kim is a leader in the Korean American community and can lend a new perspective to assist in appealing to the next generation of business leaders, as Chair of the Business Development and Strategic Planning Committee. Mr. Kim is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Peter Y. S. Kim, age 63, has served as a director of BBCN Bancorp, Inc since 2011. He served as a director of Center Bank for 13 years and of Center Financial Corporation since its formation in 2000, until its merger into the Company. He has owned and operated Harbor Express, Inc., Gold Point Transportation, Bridge Warehouse, Inc. and 3Plus Logistics, trucking transportation and warehousing businesses in the United States for 31 years. While sponsoring many scholarship programs in the Korean-American community in Los Angeles, he also serves as an advisory board member of the Korean Studies Institute of the University of Southern California. He received a B.S. degree in Business Administration from Sogang University in Seoul, Korea.

The board selected Mr. Peter Y.S. Kim as a nominee because the board believes that Mr. Kim’s experience in business and as a former Center Bank and CLFC director give the board continuity and historical perspective. His extensive experience as the Chief Executive Officer of a national and international company, gives him the ability to assist the board in focusing on corporate governance and monitoring risk assessments, as the Chair of the Nomination and Governance Committee, and as a member of the Audit Committee. Mr. Kim has been a customer of BBCN Bank, and its predecessor Nara Bank for many years, and as such he understands issues from both a director and customer perspective.

Sang Hoon Kim, age 71, has been a member of the BBCN Bancorp, Inc. board since 2011. He was one of the founding directors of Center Bank and Center Financial Corporation and continuously served as a director of Center Bank for 26 years and of Center Financial Corporation for 11 years, until its merger into the Company. He served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired in 2006, and was active in various importing and manufacturing businesses in the Los Angeles area for nearly 40 years. Mr. Kim moved to the United States in 1967 and established Jaycee Co., an importer of wigs and other hair products, in 1970. In 1979, he established Protrend, Ltd., thereby entering the women’s garment import and manufacturing industry, and pioneering the successful sale of these imported products to higher-end department stores. Mr. Kim then expanded into the men’s garment import and manufacturing business in 1988 by establishing Greg and Peters, Inc., and after several decades of involvement in the wig and garment industries, he expanded into the online professional publication business referenced above, from which he retired in 2006. Mr. Kim was twice the recipient of the presidential award of the Republic of Korea recognizing his contributions to foreign exports and trade. Mr. Kim received a B.S. degree in Economics from Korea University in Seoul, Korea.

The board selected Mr. Sang Hoon Kim as a nominee because the board believes that Mr. Kim’s experience in business and as a former Center Bank and CLFC director give the board continuity and historical perspective. With over 40 years of experience as an immigrant owner of various businesses, he has a true understanding of the issues faced by and how to communicate effectively with our core business customers, and as such he serves as a member of our Director’s Loan Committee.

Chung Hyun Lee, age 70, has been a member of the BBCN Bancorp, Inc. board since 2011. He was one of the founding directors of Center Bank and Center Financial Corporation and continuously served as a director of Center Bank for 26 years and of Center Financial Corporation for 11 years, until its merger into the Company. He has owned and operated cosmetics importing businesses in the United States for 35 years and retired from his position as President of NuArt International, Inc. in October 2010. He received a B.S. degree in Industrial Engineering from Hanyang University in Seoul, Korea as well as a Masters in Industrial Engineering at the University of Southern California in California. Mr. Lee is active in the broader Korean-American community in Southern California and currently serves as Director of the Overseas Korean Trade Association as well as Director of the Korean Chamber of Commerce in Los Angeles. He also has served in the past as Vice Chairman of the Korean Chamber of Commerce in Los Angeles, President of the South Bay Lions Club, Chairman of the Korean American Inter-Cultural Foundation, and Director of the Korean Federation of Los Angeles.

The board selected Mr. Lee as a nominee because the board believes that Mr. Kim’s extensive business and community experience and as a former Center Bank and CLFC director give the board continuity and historical perspective. As the CEO of an international business, he is a well rounded leader in strategic planning and operations, and with an extensive knowledge of the Korean American Community and its business leaders, he uses his vast knowledge as the Chair of the Director’s Loan Committee.

Jesun Paik, age 75, has been a director of BBCN Bancorp, Inc. since 2001. Mr. Paik is senior advisor of Robb Evans & Associates, LLC, a financial consulting firm which he joined in 2001. From 1989 to 2001, he was Executive Vice President and Senior Advisor of the Americas Division of The Sakura Bank, Ltd., (New York City) and concurrently was the Vice Chairman of the Board of Manufacturers Bank (Los Angeles) from 1992 to 2001. Prior to The Sakura Bank, Mr. Paik was an Executive Vice President of Wells Fargo Bank, N.A. and Union Bank. Mr. Paik received a Bachelor of Arts degree from Claremont McKenna College in Claremont, California. He also received a Master of Business Administration degree from The Anderson School of Management, University of California, Los Angeles. He also graduated from the Pacific Coast Banking School at the University of Washington.

The board selected Mr. Paik as a nominee because the board believes that Mr. Paik’s experience as Executive Vice President of Wells Fargo, N.A. and Union Bank and his positions with the Manufacturer’s Bank give him a great reservoir of experience to draw upon. Mr. Paik is considered an audit committee financial expert, is a member of the Company’s Audit Committee and has served as its Chair for a number of years. Mr. Paik has a keen knowledge of commercial banking and specifically understands the Korean-American marketplace.

Hyon Man Park (John H. Park), age 64, has been a director of BBCN Bancorp, Inc. since 2002. Mr. Park is President of ABI USA Sales Corp, an import and export company which he founded in 2001, and President of BB Imex Corporation which he founded in 2003. From 1985 to 2001, he was President and Chief Executive

Officer of Showroom 3 Inc. From 1978 to 2001, he was President and Chief Executive Officer of B.B. World Corporation. Mr. Park has been a director of BBCN Bank, the Company’s wholly owned subsidiary since 1993. Mr. Park graduated from Dongkuk University in Seoul, Korea with a Political Science degree.

The board selected Mr. Park as a nominee because the board believes that Mr. Park’s experience in business and as a BBCN Bank and BBCN Bancorp director give the board continuity and historical perspective. As the immigrant owner of an import / export business he also understands our core business customers, including customers of our trade finance function. He possesses an acute understanding of how to appeal to and communicate effectively with commercial customers. He is a member of our Director’s Loan Committee.

Ki Suh Park, age 80, has been a director of BBCN Bancorp, Inc. since 2001. From 1981 to 2011, Mr. Park served as Chief Executive Officer and the majority shareholder of Los Angeles based Gruen Associates, a global architecture, planning, and interior design firm. He is a prominent architect and city planner with 50 years of professional practice, responsible for many large-scale landmark building and transportation projects throughout the United States and overseas (Korea, Vietnam, Indonesia, Canada, Mexico, and Germany). His projects include Koreatown Plaza, the Los Angeles Convention Center Expansion, Kumho Asiana Plaza, Ho Chi Minh City, Vietnam, Citibank and PT Bank Mandiri Towers in Jakarta, Indonesia, the I-105 (Century) Freeway and the I-70 Highway through the scenic Glenwood Canyon in Colorado, which received in 2000 a Presidential Design Award from the President of the United States. In the 1970s, Mr. Park served as Chairman of the Citizens Advisory Committee on Transportation Quality for the United States Secretary of Transportation. As a community leader, he was and has been active on a number of community-based, non-profit boards including the Harvard-Westlake School, the Korean American Coalition (Chairman), the Korean American Museum (Chairman), the California Community Foundation, the Public Policy Institute of California, the Los Angeles County Natural History Museum, and the Los Angeles World Affairs Council. In 1996, Mr. Park received a Korean Broadcasting System (KBS) Award, which is annually given to an overseas Korean who has made a significant worldwide contribution to the arts, business and industry. After briefly attending Seoul National University Law School, Mr. Park came to the United States and received a Bachelor of Arts degree from the University of California, Berkeley. Following graduation, he earned two post-graduate degrees, a Master in Architecture and a Master in City Planning, from Massachusetts Institute of Technology.

In selecting Mr. Park as a nominee for election at this meeting, and appointment as Chairman of BBCN Bancorp, the board considered, in particular, his extensive experience as the Chief Executive Officer of a national and international professional business firm. Mr. Park is a hands-on leader and, as such, focuses on board oversight in strengthening corporate governance and regulatory compliance, implementing strategic planning and monitoring risk assessment. Mr. Park currently serves as Chair of the Executive Committee.

Scott Yoon-suk Whang, age 66, has been a director of BBCN Bancorp, Inc. since 2007. Mr. Whang has been a goal-oriented entrepreneur who started three successful companies in the past 20 years. He has held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position as President of the western division of Daewoo Int’l (USA) in 1985. Mr. Whang founded Codra Enterprises in 1985, which provides new product development and manufacturing outsourcing services to the gift and stationery industry, and served as its Chairman until December 2007. From 1990 to 2006, he was the founder and CEO of Avalanche Publishing, Inc., one of the leading publishers of various gift and stationery products whose customers included big national retail channels such as Barnes & Noble and Borders Group, as well as office chain stores and specialty gift retailers. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Mr. Whang graduated from the College of Business Administration at Seoul National University with a Bachelor of Arts degree in International Economy.

In selecting Mr. Whang as a nominee for election at this meeting, the board considered many aspects of his business experience. Mr. Whang is a well rounded leader in business strategic planning, management, and operations, and as such, is able to lend his experience as Vice-Chairman of BBCN Bank. Mr. Whang is also able to give first hand advice on marketing and client relations, since as a medium sized commercial business owner he understands the heart of the Bank’s business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL THIRTEEN NOMINEES FOR DIRECTOR.

BBCN Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2012 and has further directed that the selection of KPMG be submitted for ratification by the stockholders at the annual meeting. KPMG became our independent registered public accounting firm on March 15, 2012, replacing Crowe Horwath, LLP who acted as our independent registered public accounting firm since September 17, 2004. KPMG acted as Center Financial Corporation’s independent registered public accounting firm prior to its merger into Company.

Following a competitive request for proposal process undertaken by the Audit Committee, the Company engaged KPMG effective March 15, 2012 as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and dismissed its prior audit firm, Crowe Horwath LLP (“Crowe Horwath”). The change in accountants was not a result of any dissatisfaction with the quality of professional services rendered by Crowe Horwath. Crowe Horwath was the independent registered public accounting firm for the former Nara Bancorp, Inc., and KPMG was the independent registered public accounting firm for the former Center Financial Corporation (CLFC). The audited financials for the fiscal years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty in audit scope or accounting principles. The decision to change registered public accounting firms and the appointment of the new registered public accounting firm was made by the Audit Committee.

In the two fiscal years ended December 31, 2011 and 2010, and for the periods through the date of the dismissal, March 15, 2012, there have been no disagreements between the Company and Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Crowe Horwath’s satisfaction, would have caused Crowe Horwath to make reference to the subject matter of the disagreement in connection with its opinion on the Company’s consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The following table provides a summary of the various fees paid to Crowe Horwath in 2010 and 2011:

Summary of Fees to Independent Registered Public Accounting Firm
	2010	2011
Audit Fees	$388,000	$730,500
Audit Related Fees	10,650	138,661
All Other Fees	3,693	3,785

Total Fees	$402,343	$872,946

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2010 and 2011. Crowe Horwath’s audit fees include the fees for the audit of the 2010 and 2011 consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2010 and 2011.

Audit Related Fees. Crowe Horwath’s audit related fees for 2010 were for providing its consent to include the Auditor’s opinion in a registration statement filed on Form S-3 and consultations relating to deferred tax assets. The audit related fees for 2011 were for comfort letter procedures for the stock offering and providing their consent to include the Auditor’s opinion in various registration statements filed on Form S-3 and S-4.

Tax Fees. No tax fees were incurred in 2010 and 2011.

All Other Fees. All other fees include the aggregate fees billed for services rendered by Crowe Horwath, other than those services covered above and for 2010 and 2011 included providing software licenses for the Accounting Research Manager database and providing data base management software to facilitate communications related to the external audit. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath. The Audit Committee has determined that the rendering of the services other than audit services by Crowe Horwath is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted policy and procedures for the approval in advance of audit and non-audit services rendered by our independent auditor. The policy requires advance approval of all services before the independent auditor is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000, to be ratified at the next scheduled Audit Committee meeting. A copy of the Company’s policy regarding the approval of audit and non-audit services provided by the independent auditor is attached as Appendix A to this document.

The Company anticipates that a representative of KPMG will be present at the annual meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, we are submitting the selection of KPMG to the stockholders for ratification to obtain our stockholders views. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of the board of directors determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

BBCN Proposal 3: Nonbinding Advisory Stockholder Vote to Approve the Company’s Executive Compensation

In February 2009, Congress enacted ARRA. The ARRA imposes a number of requirements on financial institutions, such as the Company, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients shall permit a separate nonbinding “say on pay” stockholder vote to approve the compensation of executives.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of BBCN Bancorp, Inc. (“BBCN”) approve the compensation of BBCN’s executives named in the Summary Compensation Table of BBCN’s Proxy Statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the board of directors and may not be construed as overruling any decision by the board of directors or our Compensation Committee. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation decisions.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this document for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this document. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this document.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for 2011, including a copy of our annual report for the year ended December 31, 2011 on Form 10-K as filed with the SEC pursuant to the Securities Exchange Act of 1934, without all the exhibits, as filed, is included with this proxy statement. In addition, our Form 10-K is available on the Company’s website, www.BBCNbank.com, and the SEC maintains a website, http://www.sec.gov, which contains information we file with them, including the Form 10-K and the exhibits. If you would also like a copy of the exhibits, please write to: BBCN Bancorp, Inc., ATTN: Investor Relations, 3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA 90010 or telephone Ms. Juliet Stone at (213) 639-1700, or by email legal@bbcnbank.com. You will be required to pay the expenses for copying and mailing of the exhibits.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those share/stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are BBCN Bancorp, Inc., stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to BBCN Bancorp, Inc., Attention: Investment Relations, 3731 Wilshire Blvd., Suite 1000, Los Angeles, CA 90010 or telephone Ms. Juliet Stone at (213) 639-1700. We will undertake to furnish any stockholder so requesting a separate copy of these proxy materials. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the meeting, but if such matters are properly presented at the meeting, proxies solicited hereby will be voted in accordance with the direction of the board of directors, or, if no direction is given, in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting in accordance with the terms of such proxies.

BBCN BANCORP, INC.
BY THE ORDER OF THE BOARD OF
DIRECTORS

Alvin D. Kang, Chief Executive Officer

Los Angeles, California

April 23, 2012

APPENDIX A

BBCN BANCORP, INC.

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

The Audit Committee of the board of directors of BBCN Bancorp, Inc. (the “Company”) is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor of the Company. As part of this responsibility, the Audit Committee is required to approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder contain detailed requirements specifying the types of non-audit services that an independent auditor may not provide to its audit client and the Audit Committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted this “Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor” (the “Policy”).

Policy Statement

It is the policy of the Company that all services provided by the Company’s independent auditor, both audit and non-audit in nature must be approved in advance by the Audit Committee. Although the Act permits de minimis exceptions and allows for the pre-approval of certain categories of audit and non-audit services, our policy is that all services provided by the independent auditor, both audit and non-audit in nature, must be specifically approved in advance by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee, who is independent as defined under applicable Nasdaq rules, the authority to grant approval of permitted services to be provided by the independent auditor up to $25,000. The decision of the Chair to approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Company’s independent auditor will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Subject to SEC rules, the annual proxy statement should include disclosure of the amount of “Audit Related Fees” and other fees required to be disclosed by the rules.

Prohibited Services—Under no circumstances may the Company engage the independent auditors to provide the non-audit services described below to the Company:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services or Fairness Opinions. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

3. Actuarial Services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for the actuarial methods and assumptions.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

BBCN BANCORP, INC.

INTERNET http://www.proxyvoting.com/bbcn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2, 3 AND 4.

Please mark your votes as indicated in this example X

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. Election of Directors. To elect the following 13 individuals to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified:

Nominees:

01 Steven D. Broidy 08 Sang Hoon Kim

02 Louis M. Cosso 09 Chung Hyun Lee

03 Jin Chul Jhung 10 Jesun Paik

04 Alvin D. Kang 11 Hyon Man Park (John H. Park)

05 Chang Hwi Kim 12 Ki Suh Park

06 Kevin S. Kim 13 Scott Yoon-Suk Whang

07 Peter Y.S. Kim

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

FOR AGAINST ABSTAIN

2. Ratification of Selection of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012, as described in the Proxy Statement.

3. Nonbinding Advisory Stockholder Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to our “Named Executive Officers,” as described in the Proxy Statement.

4. Meeting Adjournment. To adjourn the Meeting to a later date or dates, if necessary or appropriate in the judgment of the board of directors, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the Meeting to approve the matters to be considered by the shareholders at the Meeting.

Mark Here for Address Change or Comments SEE REVERSE

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NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your BBCN Bancorp, Inc. account online.

Access your BBCN Bancorp, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for BBCN Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

REVOCABLE PROXY BBCN BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS — May 31, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned shareholder(s) of BBCN Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Tammy Suk Jang and Anna Hur and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 on Thursday, May 31, 2012 at 10:30 a.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS

2, 3, AND 4.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

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(Continued and to be marked, dated and signed, on the other side) 21222

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